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                                                                   EXHIBIT 10.1

                        AGREEMENT AND PLAN OF MERGER

                                By and Among

                        PULITZER PUBLISHING COMPANY,

                               PULITZER INC.,

                                     and

                       HEARST-ARGYLE TELEVISION, INC.



                                May 25, 1998



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                                TABLE OF CONTENTS



                                    ARTICLE I
                                   THE MERGER

       1.01.     THE MERGER.............................................  1
       1.02.     EFFECT OF THE MERGER ON CAPITAL STOCK;
                 ADJUSTMENTS............................................  2
       1.03.     EFFECTIVE TIME OF THE MERGER...........................  4
       1.04.     EXCHANGE OF CERTIFICATES...............................  4
       1.05.     DISTRIBUTION WITH RESPECT TO SHARES
                 REPRESENTED BY UNEXCHANGED CERTIFICATES................  5
       1.06.     NO FRACTIONAL SHARES...................................  6
       1.07.     NO LIABILITY...........................................  7
       1.08.     LOST CERTIFICATES......................................  7

                                   ARTICLE II
                         CERTAIN PRE-MERGER TRANSACTIONS

       2.01.     AMENDMENTS TO CHARTERS; FINANCING......................  7
       2.02.     CONTRIBUTION OF ASSETS TO AND ASSUMPTION OF
                 LIABILITIES BY NEWCO; DISTRIBUTION OF NEWCO
                 STOCK..................................................  8

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         REGARDING THE COMPANY AND NEWCO

       3.01.     ORGANIZATION AND AUTHORITY............................. 10
       3.02.     NO BREACH.............................................. 10
       3.03.     CONSENTS AND APPROVALS................................. 11
       3.04.     APPROVALS OF THE BOARDS; FAIRNESS OPINION;
                 VOTE REQUIRED.......................................... 12
       3.05.     CAPITALIZATION......................................... 12
       3.06.     SEC REPORTS............................................ 13
       3.07.     FINANCIAL STATEMENTS................................... 13
       3.08.     ABSENCE OF CERTAIN CHANGES............................. 14
       3.09.     ABSENCE OF UNDISCLOSED LIABILITIES..................... 14
       3.10.     COMPLIANCE WITH LAW.................................... 14
       3.11.     TAXES.................................................. 14


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                                                                       Page
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       3.12.     LITIGATION............................................. 15
       3.13.     BROKERS AND FINDERS.................................... 16
       3.14.     ENVIRONMENTAL MATTERS.................................. 16

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             REGARDING BROADCASTING

       4.01.     ORGANIZATION AND AUTHORITY............................. 16
       4.02.     CAPITALIZATION......................................... 16
       4.03.     FINANCIAL STATEMENTS................................... 17
       4.04.     ABSENCE OF CERTAIN CHANGES............................. 17
       4.05.     ABSENCE OF UNDISCLOSED LIABILITIES..................... 17
       4.06.     COMPLIANCE WITH LAW.................................... 17
       4.07.     STATION NETWORK AFFILIATION AGREEMENTS................. 18
       4.08.     CONDITION OF ASSETS; TITLE TO PROPERTIES;
                 ENCUMBRANCES........................................... 18
       4.09.     LITIGATION............................................. 20
       4.10.     EMPLOYEE BENEFIT MATTERS............................... 20
       4.11.     LABOR MATTERS.......................................... 22
       4.12.     ENVIRONMENTAL MATTERS.................................. 23
       4.13.     COMPLAINTS............................................. 23
       4.14.     REPORTS................................................ 23

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

       5.01.     ORGANIZATION AND AUTHORITY............................. 23
       5.02.     NO BREACH.............................................. 24
       5.03.     CONSENTS AND APPROVALS................................. 25
       5.04.     APPROVAL OF THE BOARD; VOTE REQUIRED................... 25
       5.05.     CAPITALIZATION......................................... 25
       5.06.     SEC REPORTS............................................ 26
       5.07.     FINANCIAL STATEMENTS................................... 26
       5.08.     ABSENCE OF CERTAIN CHANGES............................. 27
       5.09.     ABSENCE OF UNDISCLOSED LIABILITIES..................... 27
       5.10.     COMPLIANCE WITH LAW.................................... 27
       5.11.     TAXES.................................................. 27
       5.12.     LITIGATION............................................. 28
       5.13.     BROKERS AND FINDERS.................................... 28
       5.14.     SOLVENCY............................................... 28
       5.15.     FCC QUALIFICATION...................................... 28


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                                                                       Page
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                                   ARTICLE VI
                                OTHER AGREEMENTS

       6.01.     NO SOLICITATION........................................ 29
       6.02.     CONDUCT OF BUSINESS OF THE COMPANY..................... 30
       6.03.     CONDUCT OF BUSINESS OF BROADCASTING.................... 31
       6.04.     CONDUCT OF BUSINESS OF ACQUIROR........................ 33
       6.05.     ACCESS TO INFORMATION.................................. 34
       6.06.     SEC FILINGS............................................ 35
       6.07.     REASONABLE BEST EFFORTS................................ 38
       6.08.     PUBLIC ANNOUNCEMENTS................................... 38
       6.09.     TAX MATTERS............................................ 39
       6.10.     NOTIFICATION........................................... 46
       6.11.     EMPLOYEE BENEFIT MATTERS............................... 46
       6.12.     EMPLOYEE STOCK OPTIONS................................. 49
       6.13.     MEETINGS OF STOCKHOLDERS............................... 50
       6.14.     REGULATORY AND OTHER AUTHORIZATIONS.................... 50
       6.15.     FURTHER ASSURANCES..................................... 53
       6.16.     IRS RULING............................................. 53
       6.17.     RECORDS RETENTION...................................... 54
       6.18.     STOCK EXCHANGE LISTING................................. 54
       6.19.     COMPANY NAMES.......................................... 54
       6.20.     OTHER AGREEMENTS....................................... 54
       6.21.     FORM 8-K; PROVISION OF FINANCIAL STATEMENTS............ 55
       6.22.     WORKING CAPITAL ADJUSTMENT............................. 55
       6.23.     CAPITAL EXPENDITURES................................... 56
       6.24.     EXCESS CASH............................................ 56
       6.25.     INDEMNITY RELATING TO CERTAIN LITIGATION............... 57
       6.26.     CANCELLATION OF INTERCOMPANY ARRANGEMENTS.............. 57
       6.27.     NETWORK AFFILIATION AGREEMENTS......................... 58
       6.28.     GROSS-UP MATTERS....................................... 58
       6.29.     AFFILIATE LETTERS; FCC LETTERS......................... 59

                                   ARTICLE VII
                 CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING

       7.01.     CLOSING AND CLOSING DATE............................... 59
       7.02.     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY,
                 NEWCO AND ACQUIROR..................................... 59
       7.03.     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
                 AND NEWCO.............................................. 60
       7.04.     CONDITIONS TO OBLIGATIONS OF ACQUIROR.................. 61


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                                  ARTICLE VIII
                                   TERMINATION

       8.01.     TERMINATION............................................ 63
       8.02.     EFFECT OF TERMINATION.................................. 64
       8.03.     FEES AND EXPENSES...................................... 64

                                   ARTICLE IX
                                  MISCELLANEOUS

       9.01.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES............. 65
       9.02.     ENTIRE AGREEMENT....................................... 65
       9.03.     NOTICES................................................ 65
       9.04.     GOVERNING LAW.......................................... 66
       9.05.     KNOWLEDGE OF THE COMPANY............................... 66
       9.06.     PARTIES IN INTEREST.................................... 67
       9.07.     COUNTERPARTS........................................... 67
       9.08.     PERSONAL LIABILITY..................................... 67
       9.09.     BINDING EFFECT; ASSIGNMENT............................. 67
       9.10.     AMENDMENT.............................................. 67
       9.11.     EXTENSION; WAIVER...................................... 67
       9.12.     LEGAL FEES; COSTS...................................... 67
       9.13.     DRAFTING............................................... 68
       9.14.     CONSENT TO JURISDICTION AND SERVICE OF
                 PROCESS................................................ 68

                                    ARTICLE X
                                   DEFINITIONS

       10.01.    DEFINITIONS............................................ 68
       10.02.    INTERPRETATION......................................... 79




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                             EXHIBITS AND SCHEDULES

Exhibit A               Form of Company Charter Amendment
Exhibit B               Form of Newco Charter Amendment
Exhibit C               Form of Contribution and Assumption Agreement
Exhibit D               Form of Registration Rights Agreement
Exhibit E               Form of FCC Agreement
Exhibit F               Form of Board Representation Agreement
Exhibit G               Form of Arizona Diamondbacks Agreement
Exhibit H               Form of Acquiror Voting Agreement
Exhibit I               Form of Pulitzer Voting Agreement
Exhibit J               Form of Affiliate Letter


Schedule 1.01           Directors of Surviving Corporation
Schedule 3.02           Right of Termination, Cancellation, Modification or
                          Acceleration and Requirement of Notice or Approval
Schedule 3.09           Additional Company Liabilities
Schedule 3.11(b)        Material Claims and Investigations for Taxes of Company
                          or Its Subsidiaries
Schedule 3.12           Company Litigation
Schedule 3.14           Environmental Liabilities of Company
Schedule 4.03           Broadcasting Financial Statements
Schedule 4.05           Additional Broadcasting Liabilities
Schedule 4.06           Material Licenses and Authorizations held by
                          Broadcasting
Schedule 4.07           Station Network Affiliation Agreements
Schedule 4.08(b)        Personal Property Permitted Exceptions
Schedule 4.08(c)        Personal Property Leases
Schedule 4.08(d)(1)     Real Property
Schedule 4.08(d)(2)     Real Estate Exceptions
Schedule 4.09           Broadcasting Litigation
Schedule 4.10(a)        Employee Plans Currently Maintained or Contributed to
                          by the Company or PBC for the Benefit of any Broadcasting Employee
Schedule 4.11(a)        Labor or Collective Bargaining Agreements of
                          Broadcasting
Schedule 4.11(b)        Broadcasting Employees Represented by Labor
                          Organizations
Schedule 4.12(a)        Environmental Liabilities of Broadcasting
Schedule 5.02(a)        Right of Termination, Cancellation, Modification
                          or Acceleration and Requirement of Notice or Approval Relating to Agreements or Obligations of Acquiror
Schedule 5.02(b)        Restrictions
Schedule 5.05(a)        Existing Options, Warrants, Etc. of Acquiror


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Schedule 5.09           Additional Acquiror Liabilities
Schedule 5.11(b)        Material Claims and Investigations for Taxes of Acquiror
Schedule 5.15           Acquiror FCC Qualifications
Schedule 6.03(a)(v)     1998 Broadcasting Budget
Schedule 6.11(f)(2)     Employment and Related Agreements of the Company
Schedule 6.11(f)(3)     Broadcasting Employees Plans Maintained Exclusively
                          for Broadcasting Employees
Schedule 6.11(f)(4)     Post-Retirement Medical or Other Welfare Benefits
                          Payable to Transferring Employees
Schedule 6.11(g)        Participation and Severance Agreements


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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), dated as of May 25, 1998, is made by and among Pulitzer Publishing Company, a Delaware corporation (the "Company"), Pulitzer Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Newco"), and Hearst-Argyle Television, Inc., a Delaware corporation ("Acquiror").

                                    RECITALS

         WHEREAS, the Boards of Directors of the Company, Newco and Acquiror have determined that it is in the best interests of their respective stockholders to enter into this Agreement which, among other things, provides for (i) the Company to contribute to Newco or its wholly-owned Subsidiary certain assets of the Company (other than those assets described in the Contribution Agreement as being retained by the Company) and to distribute to its stockholders shares of capital stock of Newco so that the stockholders of the Company will become the stockholders of Newco; and (ii) the Company (immediately following such contribution and distribution) to merge with and into Acquiror, as a result of which the stockholders of the Company immediately prior to such merger will become stockholders of Acquiror; and

         WHEREAS, for federal income tax purposes, it is intended that such transactions will qualify as reorganizations within the meaning of Sections 368(a)(1)(D) and 368(a)(1)(A) of the Code, respectively.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth below, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.01. THE MERGER. Subject to the terms and conditions hereof, at the Effective Time: (i) the Company shall be merged with and into Acquiror (the "Merger") and the separate existence of the Company shall cease and Acquiror shall continue as the surviving corporation in the Merger (the "Surviving Corporation"); (ii) the Articles of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall continue as the Articles of Incorporation of the Surviving Corporation; (iii) the Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall continue as the Bylaws of the Surviving Corporation; (iv) the Persons listed on Schedule 1.01 shall be the directors of the Surviving Corporation; and (v) the officers of Acquiror immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable law.




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         1.02.    EFFECT OF THE MERGER ON CAPITAL STOCK; ADJUSTMENTS. At the
Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock:

                  (a) Subject to Sections 1.02(b) and 1.02(e) hereof, each share of Company Stock issued and outstanding immediately prior to the Merger shall be converted into and shall become that number of fully paid and nonassessable shares of Acquiror Common Stock equal to the Common Stock Conversion Number.

                  (b) Each share of Company Stock issued and outstanding immediately prior to the Merger and owned directly or indirectly by the Company as treasury stock, by Newco or by any of the Company's or Newco's respective Subsidiaries shall be cancelled, and no consideration shall be delivered in exchange therefor.

                  (c) Each share of the capital stock of Acquiror issued and outstanding immediately prior to the Merger shall remain outstanding.

                  (d) "Common Stock Conversion Number" shall mean the quotient obtained by dividing (i) the aggregate number of shares of Acquiror Common Stock into which Company Stock shall be converted (the "Aggregate Shares Delivered") by (ii) the number of shares of Company Stock outstanding immediately prior to the Effective Time (the "Outstanding Company Stock").

         For purposes hereof, the Aggregate Shares Delivered shall equal the sum of (i) the Closing Price Share Number and (ii) the Top-up Share Number, if any. For purposes hereof, the "Closing Price Share Number" shall equal the quotient obtained by dividing the Aggregate Consideration by the Collar Price. The "Collar Price" shall be whichever of the following applies:

                             (i) $38.50 if the Closing Price is greater than $38.50; or

                             (ii) the Closing Price, if the Closing Price is greater than or equal to $29.75 but less than or equal to $38.50; or

                             (iii) $29.75, if the Closing Price is less than $29.75.

         If the Closing Price is less than $29.75, the Company shall have the right to give notice to Acquiror (the "Termination Intent Notice") that the Company intends to terminate this Agreement. The Termination Intent Notice shall be delivered to Acquiror in person at the location where the Closing is to take place no later than 2:00 p.m. New York time on the business day prior to the Closing Date (the "Pre-Closing Date"). If the Company delivers a Termination Intent Notice, Acquiror shall have the right to give notice to the Company (the "Top-up Notice") that Acquiror elects to increase the number of shares of Acquiror Common Stock to be delivered in the Merger to that number of shares (the "Maximum Number") of Acquiror Common Stock equal


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to the Aggregate Consideration divided by the Closing Price. The excess of the
Maximum Number over the Closing Price Share Number is referred to herein as the "Collar Deficiency Number". The Top-up Notice shall be delivered in person to the Company at the location where the Closing is to take place no later than 8:00 p.m. New York time on the Pre-Closing Date. If Acquiror has not delivered a Top-up Notice by the above deadline, and the Company and Acquiror have not otherwise reached by such deadline an agreement regarding the number of shares of Acquiror Common Stock to be delivered in the Merger, this Agreement shall terminate and be of no further force or effect. If Acquiror does deliver a Top-up Notice, or if the Company and Acquiror otherwise agree, the number of shares of Acquiror Common Stock to be delivered in the Merger shall be increased by the Collar Deficiency Number or such other number as the Company and Acquiror may agree. The Collar Deficiency Number or such other number is hereinafter referred to as "Top-up Share Number".

         For purposes hereof, the "Aggregate Consideration" shall be $1,150,000,000.

         For purposes hereof, (i) the Weighted Average Price of Acquiror Common Stock on the NASDAQ or the NYSE, as the case may be, shall be the "Closing Price"; (ii) the "Weighted Average Price" shall be the quotient of (x) the sum of the Daily Mean Amount for all days during the Measurement Period, divided by
(y) the total number of shares reported as traded during the Measurement Period;
(iii) the "Daily Mean Amount" shall be (A) the mean of the reported high and low trading prices during each day of the Measurement Period, multiplied by (B) the number of shares reported as traded for that day; and (iv) the "Measurement Period" shall be the 15 trading days ending on and including the second trading day prior to the Closing Date.

         Without limiting the provisions of Section 6.04, if, between the date hereof and the Effective Time, the outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or if any extraordinary dividend or distribution is made with respect to the Acquiror Common Stock, then the Aggregate Shares Delivered shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, extraordinary dividend or distribution or other similar event.

                  (e) The holder of any shares ("Dissenting Shares") of Company Stock outstanding immediately prior to the Merger that has validly exercised such holder's appraisal rights, if any, under the Delaware General Corporation Law (the "DGCL") shall not be entitled to receive, in respect of the shares of Company Stock as to which such holder has validly exercised appraisal rights, shares of Acquiror Common Stock unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's shares of Company Stock under the DGCL. In such event, such holder shall be entitled to receive the Acquiror Common Stock (in addition to the shares of either Newco Common Stock or Newco Class B


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         Common Stock received pursuant to the Distribution) which such holder would have been entitled to receive had such holder not exercised appraisal rights. The Company shall give Acquiror prompt notice upon receipt by the Company (i) prior to or at the meeting of stockholders at which the Merger, this Agreement and the Company Charter Amendment are voted upon, of any written objection thereto or written demand for appraisal of shares (any stockholder duly making such objection being hereinafter called a "Dissenting Stockholder") and (ii) any other notices or communications made after such time by a Dissenting Stockholder which pertains to appraisal rights. The Company agrees that, prior to the Effective Time, except with the written consent of Acquiror, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each Dissenting Stockholder who becomes entitled under the DGCL to payment for such holder's shares of Company Stock shall receive payment therefor after the Effective Time from the Surviving Corporation.

         1.03. EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions set forth in this Agreement, a certificate of merger shall be duly prepared, executed and acknowledged by Acquiror and the Company and thereafter delivered to the Secretary of State of the State of Delaware (the "Certificate of Merger") for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with such Secretary of State on the Closing Date (the "Effective Time").

         1.04.    EXCHANGE OF CERTIFICATES.

                  (a) Prior to the Closing Date, the Company shall retain a bank or trust company reasonably acceptable to Acquiror to act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates evidencing shares of Company Stock converted into shares of Acquiror Common Stock pursuant to the Merger. Prior to the Effective Time, Acquiror shall deposit with the Exchange Agent the shares of Acquiror Common Stock to be issued in the Merger, which shares (collectively, the "Merger Stock") shall be deemed to be issued at the Effective Time. At and following the Effective Time, the Surviving Corporation shall deliver to the Exchange Agent such cash as may be required, from time to time, to make payments of cash in lieu of fractional shares in accordance with Section 1.06 hereof.

                  (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced Outstanding Company Stock (collectively, the "Certificates"), other than the Company, Newco or any of their respective Subsidiaries, (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and shall have such other provisions as Acquiror and Newco shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Stock. Upon


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surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing the shares of Merger Stock that such holder has the right to receive pursuant to the terms hereof (together with any dividend or distribution with respect thereto made after the Effective Time to the extent provided in Section 1.05 hereof and any cash paid in lieu of fractional shares pursuant to Section 1.06), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the stock transfer records of the Company, a certificate representing the proper number of shares of Merger Stock may be issued to a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to Acquiror and Newco that any applicable stock transfer tax has been paid.

                  (c) After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Stock shall, until surrendered for exchange in accordance with this Section 1.04, be deemed for all purposes to evidence the number of full shares of Merger Stock into which the shares of Company Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

                  (d) Except as otherwise expressly provided herein, the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Merger Stock for shares of Company Stock. Any Merger Stock deposited with the Exchange Agent that remains unclaimed by the former stockholders of the Company after six months following the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not then complied with the instructions for exchanging their Certificates shall thereafter look only to the Surviving Corporation for the exchange of Certificates.

                  (e) Effective upon the Closing Date, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company.

                  (f) All Merger Stock issued upon conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

         1.05. DISTRIBUTION WITH RESPECT TO SHARES REPRESENTED BY UNEXCHANGED CERTIFICATES. No dividend or other distribution declared or made after the Effective Time with respect to the Merger Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merger Stock issuable upon surrender of a Certificate until the holder of such Certificate shall surrender such Certificate in accordance with Section 1.04. Subject to the effect of applicable law, following surrender of any such Certificate


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

the Surviving Corporation shall pay, without interest, to the record holder of certificates representing shares of Merger Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Merger Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of such Certificate and a payment date subsequent to such surrender payable with respect to such shares of Merger Stock. In no event shall the stockholders entitled to receive dividends or distributions be entitled to receive interest thereon. All such dividends or other distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to the Surviving Corporation, after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to the Surviving Corporation for payment or delivery of such dividends or distributions, as the case may be.

         1.06.    NO FRACTIONAL SHARES.

                  (a) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender of Certificates pursuant to Section 1.04. Such fractional share interests shall not entitle the owner thereof to any rights as a security holder of Acquiror. In lieu of any such fractional shares of Acquiror Common Stock, each holder of Outstanding Company Stock entitled to receive shares of Acquiror Common Stock in the Merger, upon surrender of a Certificate for exchange pursuant to Section 1.04, shall be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the fractional interest in Acquiror Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Stock then held of record by such holder) by the closing sale price of a share of Acquiror Common Stock as reported on the NASDAQ or the NYSE, as the case may be, on the Closing Date.

                  (b) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests, Acquiror shall promptly deposit with the Exchange Agent cash in the required amounts and the Exchange Agent will mail such amounts, without interest, to such holders; PROVIDED, HOWEVER, that no such amount will be paid to any holder of Certificates prior to the surrender by such holder of the Certificates which formerly represented such holder's Company Stock. Any such amounts that remain unclaimed by the former stockholders of the Company after six months following the Effective Time shall be delivered to the Surviving Corporation by the Exchange Agent, upon demand, and any former stockholders of the Company who have not then surrendered their Certificates shall thereafter look only to the Surviving Corporation for payment in lieu of any fractional interests.



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         1.07.    NO LIABILITY. Any amounts remaining unclaimed by holders of shares on the day immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation (or Newco in the case of Newco Common Stock or Newco Class B Common Stock and dividends or distributions with respect thereto) free and clear of any claims or interest of any holder previously entitled thereto. None of the Surviving Corporation, Newco or the Exchange Agent will be liable to any holder of shares of Company Stock for any shares of Merger Stock or any Newco Common Stock or Newco Class B Common Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

         1.08. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Merger Stock (and any dividend or distribution with respect thereto made after the Effective Time and prior to such issuance and any cash payable in lieu of fractional shares pursuant to Section 1.06) deliverable in respect thereof as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the Merger Stock is to be issued, as a condition precedent to the issuance thereof, shall give the Surviving Corporation a bond satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                                   ARTICLE II

                         CERTAIN PRE-MERGER TRANSACTIONS

         The following transactions shall occur prior to the Effective Time:

         2.01.    AMENDMENTS TO CHARTERS; FINANCING.

                  (a) Prior to the Contribution, the Distribution and the Effective Time, the Company shall amend its Certificate of Incorporation substantially as set forth in Exhibit A hereto (the "Company Charter Amendment") and Newco shall amend and restate its Certificate of Incorporation substantially as set forth in Exhibit B hereto (the "Newco Charter Amendment").

                  (b) Prior to the Contribution, the Distribution and the Effective Time, the Company shall use commercially reasonable efforts to obtain financing in the amount of $700,000,000 on terms reasonably and mutually acceptable to the Company and Acquiror, which may be secured by the Broadcasting Assets (the "New Company Debt"). Out of the proceeds of the New Company Debt, the Company, on or before the

Closing Date, shall pay or provide for the Existing Company Debt and the Deal Expenses, and the balance of the proceeds of the New Company Debt, along with any other remaining cash and cash equivalents then owned by the Company, shall be contributed by the Company to Newco pursuant to the Contribution and Assumption Agreement to be entered into by the Company and Newco in substantially the form attached hereto as Exhibit C (the "Contribution Agreement"). The Acquiror shall assist the Company in any manner reasonably requested by the Company in connection with obtaining the New Company Debt. The New Company Debt shall remain outstanding following the Effective Time, and the Transactions contemplated hereby shall not result in a breach or event of default or an event, which with notice or lapse of time or both, would be a breach or event of default, or would require the repayment of the New Company Debt.

         2.02.    CONTRIBUTION OF ASSETS TO AND ASSUMPTION OF
                  LIABILITIES BY NEWCO; DISTRIBUTION OF NEWCO STOCK.

                  (a) Prior to the Effective Time and pursuant to the terms of the Contribution Agreement, the Company shall contribute and transfer (together with the transactions described in Section 2.02(b) below, the "Contribution") to Newco or its wholly-owned Subsidiary all of the Company's right, title and interest in and to any and all assets of the Company, whether tangible or intangible and whether fixed, contingent or otherwise; PROVIDED, HOWEVER, that the Company shall not contribute to Newco or its wholly-owned Subsidiary (i) the issued and outstanding capital stock of, Pulitzer Broadcasting Company ("PBC") or WESH Television, Inc., KCCI Television, Inc. and WDSU Television, Inc. (collectively, the "Broadcasting Subsidiaries"); (ii) any of the assets of PBC or the Broadcasting Subsidiaries, whether real or personal, tangible or intangible, and whether fixed, contingent or otherwise and any other assets used or held for use primarily in the business conducted by Broadcasting or the Stations (collectively, the "Broadcasting Assets"); and (iii) the Company's rights created pursuant to this Agreement, the Contribution Agreement and the Transaction Agreements.

                  (b)   In consideration for the transactions described in
Section 2.02(a) above, concurrently therewith and pursuant to the Contribution Agreement, Newco shall (A) assume any and all liabilities of the Company of every kind whatsoever, whether absolute, known, unknown, fixed, contingent or otherwise and cause the Company and Broadcasting to be released from the Existing Company Debt; PROVIDED, HOWEVER, that the Company shall retain, and Newco or its wholly-owned Subsidiary will not assume and will have no liability with respect to, (i) the New Company Debt, (ii) any liabilities associated with the radio and/or television business operations of Broadcasting or the Broadcasting Assets except as otherwise specifically provided herein, including Sections 6.06(g), 6.09, 6.11, 6.25 and 6.28, and (iii) the Company's obligations created pursuant to this Agreement, the Contribution Agreement and the Transaction Agreements and (B) issue and deliver to the Company shares of Newco Common Stock as set forth in the Contribution Agreement. Newco acknowledges that the liabilities to be assumed by it pursuant to the first sentence of this Section 2.02(b) include any and all liabilities associated with any claim, action or proceeding brought by or on behalf of the holders of Company Stock in connection with the Transactions other than liabilities with respect to which Acquiror is obligated to indemnify Newco pursuant to Sections 6.06, 6.09 and
6.25 hereof.

                  (c) Following the Contribution and immediately prior to the Effective Time, the Company shall distribute (the "Distribution") certificates representing one fully paid and nonassessable share of Newco Common Stock to the holder of each share of Company Common Stock outstanding on the record date designated for the Distribution by or pursuant to an authorization of the Board of Directors of the Company (the "Record Date"), and certificates representing one fully paid and nonassessable share of Newco Class B Common Stock to the holder of each share of Company Class B Common Stock outstanding on the Record Date. Each share of the capital stock of Newco issued and outstanding on the Record Date and owned directly or indirectly by the Company or any of its Subsidiaries (other than those to be distributed in accordance with the first sentence of this paragraph) shall be cancelled at the time of the Distribution.

                  (d) The Board of Directors of the Company shall formally declare the Distribution and shall authorize the Company to pay the Distribution immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in subsection (e) below by delivery of certificates for Newco Common Stock and Newco Class B Common Stock to the Transfer Agent for delivery to the Persons entitled thereto. The Distribution shall be deemed effective upon notification by the Company to the Transfer Agent that the Distribution has been declared, that the conditions thereto have been waived or satisfied and that the Transfer Agent is authorized to proceed with the distribution of Newco Common Stock and Newco Class B Common Stock.

                  (e) The obligations of the Company to consummate the Contribution and the Distribution hereunder shall be subject to the fulfillment of each of the following conditions:

                        (i) All of the transactions contemplated by Sections 2.01(a) and (b) and Sections 2.02(a) and (b) shall have been consummated.

                        (ii) Each condition to the Closing set forth in Sections 7.02, 7.03 and 7.04 hereof, other than the condition set forth in Section 7.02(b) hereof, as to the consummation of the Transactions contemplated by this Article II, shall have been satisfied or waived.

                        (iii) The Board of Directors of the Company shall be reasonably satisfied that, after giving effect to the Contribution, (i) the Company will not be insolvent and will not have unreasonably small capital with which to engage in its businesses, (ii) the Company will be able to pay its debts when they come due, and (iii) the Company's surplus would be sufficient to permit, without violation of Section 170 of the DGCL, the Distribution.

                  (f) Consummation of the Distribution is a condition precedent to Acquiror's acquisition of the Retained Business pursuant to the Merger.


                                   ARTICLE III

                               REPRESENTATIONS AND
                   WARRANTIES REGARDING THE COMPANY AND NEWCO

         The Company and Newco jointly and severally represent and warrant to Acquiror as follows:

         3.01. ORGANIZATION AND AUTHORITY. Each of the Company and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and Newco has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the items referred to in Sections 3.02 and 3.03, to consummate the Transactions. Subject to the items referred to in Sections 3.02 and 3.03, all necessary action, corporate or otherwise, required to have been taken by or on behalf of the Company and Newco by applicable law, their respective charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of the Company and Newco of this Agreement and (ii) the performance by the Company and Newco of their respective obligations under this Agreement and the consummation of the Transactions has been taken, except that this Agreement and the Company Charter Amendment must be approved by the stockholders of the Company. Assuming that this Agreement and each other agreement contemplated hereby (each a "Transaction Agreement") constitutes or will constitute, as the case may be, a legal, valid and binding agreement of Acquiror, this Agreement and each other Transaction Agreement to which the Company or Newco is or will be a party constitutes or will constitute, as the case may be, a valid and binding agreement of each of the Company and Newco, as the case may be, enforceable against each of them in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity. The foregoing exceptions are hereinafter referred to as the "Enforceability Exceptions." The Company has heretofore made available to Acquiror true and complete copies of the Certificate of Incorporation and Bylaws of the Company and Newco as in effect on the date hereof.

         3.02. NO BREACH. The execution and delivery of this Agreement by each of the Company and Newco do not, and the consummation of the Transactions hereby by each of the Company and Newco will not, (i) assuming that the requisite stockholder approval is obtained, violate or conflict with the Certificate of Incorporation or Bylaws of the Company or Newco, or (ii) except as set forth on Schedules 3.02 hereto, or subject to obtaining the approvals and making the filings described in
Section 3.03, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, or otherwise require notice or approval under, any agreement, understanding or undertaking to which the Company or Newco or any of their respective Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, except where such breach, default, Lien, third-party right, cancellation, modification or acceleration would not have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions, or (iii) subject to obtaining the approvals and making the filings described in Section
3.03 hereof, constitute a violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over the Company or any of its Subsidiaries or Newco or any of its Subsidiaries or any of their respective properties or assets except as would not have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions.

         3.03. CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement nor the consummation of the Transactions by the Company and Newco will require any License from, or filing with or notification to, any governmental or regulatory authority, except (i) for filings required under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (ii) for filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) for filings under state securities or "blue sky" laws, (iv) for filings and approvals required by the rules and regulations of the NYSE, (v) for notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (vi) for the filing of the Certificate of Merger as set forth in Article I hereof, (vii) for the filing of the Company Charter Amendment and the Newco Charter Amendment with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and Newco and their respective Subsidiaries are qualified to do business, (viii) for consents or waivers from the relevant governmental entities necessary to transfer ownership of Broadcasting's Federal Communications Commission ("FCC") Licenses to Acquiror, and (ix) where the failure to obtain such Licenses, or to make such filings or notifications, would not prevent the Company or Newco from performing its respective obligations under this Agreement without having a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions; PROVIDED, HOWEVER, that no representation or warranty is made with respect to the foregoing relating to, or arising by reason of, the New Company Debt or the legal or regulatory status of Acquiror or the facts pertaining specifically to it.

         3.04. APPROVALS OF THE BOARDS; FAIRNESS OPINION; VOTE REQUIRED. The Boards of Directors of the Company and Newco have each, by resolutions duly adopted at meetings duly called and held, unanimously approved and adopted this Agreement, the Merger, the Contribution and the Distribution, and the other Transactions on the material terms and conditions set forth herein. The transactions contemplated by the Pulitzer Voting Agreement have been duly and validly approved by the Board of Directors of the Company prior to the execution and delivery of the Pulitzer Voting Agreement in accordance with Section 203 of the DGCL. The Board of Directors of the Company has declared the advisability of the Company Charter Amendment and recommended adoption of the Company Charter Amendment and this Agreement by the stockholders of the Company and directed that the Company Charter Amendment and this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than obtaining the approval of the Company's stockholders described below. The Board of Directors of the Company has received the opinion, as of the date of this Agreement, of Goldman Sachs, one of the financial advisors to the Company, that the consideration to be received by the holders of shares of the Company Stock in the Merger and the Distribution, taken as a whole, is fair to such holders from a financial point of view. The vote of a majority of all outstanding shares of Company Stock entitled to vote thereon, voting together as a single class, and the vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, voting separately as a class, in favor of the Company Charter Amendment are the only votes of the holders of any class or series of the capital stock of the Company necessary to approve the Company Charter Amendment under applicable law and the Company's Certificate of Incorporation and Bylaws. The vote of a majority of all outstanding shares of Company Stock entitled to vote thereon, voting together as a single class, in favor of the adoption of this Agreement, are the only votes of the holders of any class or series of the capital stock of the Company necessary to adopt this Agreement and approve the Merger under applicable law and the Company's Certificate of Incorporation and Bylaws.

         3.05.    CAPITALIZATION.

                  (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock,
(ii) 50,000,000 shares of Company Class B Common Stock, and (iii) 25,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of April 30, 1998, there were issued and outstanding 6,897,008 shares of Company Common Stock and 15,423,859 shares of Company Class B Common Stock. All such outstanding shares are duly authorized, validly issued and fully paid and nonassessable. Since April 30, 1998 no shares of Company Stock have been issued except upon exercise of options outstanding on such date or restricted stock or purchases pursuant to the Employee Stock Purchase Plan. There are no shares of Company Preferred Stock issued and outstanding. There are no preemptive or other similar rights available to the existing holders of the capital stock of the Company. Other than options, restricted stock and shares granted or issuable pursuant to the Employee Stock Purchase Plan, the Company Option Plans, and the Company's restricted stock plan, or other than as contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other Contracts issued by or binding upon the Company or any of its Subsidiaries requiring or providing for, and there are no outstanding debt or equity securities of the Company or its Subsidiaries which, upon the conversion, exchange or exercise thereof, would require or provide for, the issuance, transfer or sale by the Company or any of its Subsidiaries of any new or additional equity interests in the Company, PBC or the Broadcasting Subsidiaries (or any other securities of the Company which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in the Company, PBC or the Broadcasting Subsidiaries). Except for the Voting Trust Agreement, dated June 19, 1995 (as it may be amended to permit conversion of Company Class B Common Stock to Company Common Stock in accordance with the Company's certificate of incorporation), between certain holders of the Company Class B Common Stock and the Trustees (as defined therein), and except as otherwise contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.

                  (b) As of the date of this Agreement, the authorized capital stock of Newco consists of 1,000 common shares, par value $100 per share (the "Newco Common Shares"). Upon the filing of the Newco Charter Amendment with the Secretary of State of the State of Delaware, the authorized capital stock of Newco will consist of (i) 100,000,000 shares of Newco Common Stock; (ii) 50,000,000 shares of Newco Class B Common Stock; and (iii) 25,000,000 shares of preferred stock, par value $0.01 per share, (the "Newco Preferred Stock"). As of the date of this Agreement, there are issued and outstanding 100 Newco Common Shares, all of which are owned by the Company, and no other shares of capital stock of Newco.

         3.06. SEC REPORTS. The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (collectively, the "Company's SEC Reports"). The Company's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Company's SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statements of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.07. FINANCIAL STATEMENTS. The (i) audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 (the "Company 10-K"), and (ii) unaudited condensed consolidated financial statements of the Company contained in the

Company's Quarterly Report on Form 10-Q for the three months ended March 29, 1998 (the "Company 10-Q" and together with the Company 10-K, the "Company Financial Statements"), present fairly, in all material respects, the Company's consolidated financial position and the results of its consolidated operations and its consolidated cash flows as of the relevant dates thereof and for the periods covered thereby in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

         3.08. ABSENCE OF CERTAIN CHANGES. Since the date of the balance sheet included in the Company 10-Q, except as contemplated or disclosed by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, and there has not been any change, event or condition of any character that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

         3.09. ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of the Company, except as set forth in Schedule 3.09 or otherwise disclosed in this Agreement, neither the Company nor any of its Subsidiaries has any obligation or liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a type required by GAAP to be disclosed in a balance sheet of the Company or any of its Subsidiaries except
(i) such liabilities and obligations that are reflected in the Company Financial Statements or disclosed in the notes thereto, (ii) liabilities and obligations incurred in the ordinary course of business after March 29, 1998, and (iii) liabilities and obligations that will not, individually or in the aggregate, have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions.

         3.10. COMPLIANCE WITH LAW. The Company and its Subsidiaries (other than the Broadcasting Subsidiaries) hold all Licenses from all governmental authorities necessary for the lawful conduct of their respective businesses, except where the failure to hold any such License would not have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions. To the Company's knowledge, the Company has not violated, and is not in violation of, any such Licenses or any applicable Laws of any governmental authorities, except where such violations do not and, insofar as reasonably can be foreseen, will not have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions.

         3.11.    TAXES.

                  (a) All Company Consolidated Income Tax Returns and any other material Tax Returns of the Company and Broadcasting required to have been filed on or before the date hereof have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns were required to have been filed. All of such Tax Returns were true, correct and complete in all material respects and all Taxes shown to be due on such Tax Returns have been paid. All material Taxes payable by or with respect to the Company and its Subsidiaries but not reflected on any Tax Return required to have been filed prior to the date of the most recent balance sheet included in the Company 10-Q have been fully paid or adequate provision therefor has been made and reflected on such balance sheet.

                  (b) Except as set forth on Schedule 3.11(b) hereto, there is no claim or investigation involving an amount greater than $1,000,000 pending or threatened against the Company or any of its Subsidiaries for past Taxes, and adequate provision for the claims or investigations set forth on Schedule 3.11(b) has been made as reflected on the Company Financial Statements. Except as set forth on Schedule 3.11(b), neither the Company nor any of its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of federal, state or local Taxes of the Company or any of its Subsidiaries, respectively.

                  (c) The Company is not, and on the Closing Date will not be, an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (d) Except for the Technical Advice Request currently pending with the IRS relating to the examination of the 1993 and 1994 Company Consolidated Income Tax Returns and the Closing Agreement executed by the Company on May 11, 1994, a copy of which has been furnished to Acquiror, neither the Company nor any Broadcasting Subsidiary has pending a Tax Ruling Request (as defined below) other than in connection with the Contribution, Distribution and Merger or entered into a Closing Agreement (as defined below) with the IRS. "Tax Ruling Request," as used in this Agreement, shall mean a request for a written ruling of a Taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a material written and legally binding agreement with the IRS relating to Taxes.

                  (e) Neither the Company nor any Broadcasting Subsidiary has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Broadcasting Subsidiary.

         3.12. LITIGATION. Except as is set forth on Schedule 3.12, there is no suit, action, proceeding or investigation pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (other than the Broadcasting Subsidiaries) or any of their respective material properties nor, to the knowledge of the Company, is there any judgment, decree, inquiry, rule or order outstanding against the Company or any of its Subsidiaries (other than the Broadcasting Subsidiaries) that would reasonably be expected to have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole, or materially interfere with or delay the Transactions.

         3.13. BROKERS AND FINDERS. Neither the Company, Newco nor any officer, director or employee or Affiliate of the Company or Newco has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions, except that the Company has employed Goldman Sachs and Huntleigh as its financial advisors. The Company has previously provided to Acquiror a written estimate of the Deal Expenses, which estimate was prepared in good faith.

         3.14. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.14, to the knowledge of the Company there are no Environmental Liabilities of the Company or any of its Subsidiaries (other than the Broadcasting Subsidiaries) that, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or may materially interfere with or delay the Transactions.


                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES REGARDING BROADCASTING

         The Company represents and warrants to Acquiror as follows:

         4.01. ORGANIZATION AND AUTHORITY. Each of PBC and the Broadcasting Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of PBC and the Broadcasting Subsidiaries is qualified to do business as a corporation and is, where applicable, in good standing, in each jurisdiction where such qualification is necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Broadcasting. Each of PBC and the Broadcasting Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect on Broadcasting. The Company has heretofore delivered to Acquiror true and complete copies of the certificates of incorporation and bylaws of PBC and each Broadcasting Subsidiary as currently in effect.

         4.02. CAPITALIZATION. All of the issued and outstanding shares of capital stock of PBC are owned directly by the Company, free and clear of any Liens, and are duly authorized, validly issued and fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Broadcasting Subsidiaries are owned, directly or indirectly, by PBC, free and clear of any Liens, and are duly authorized, validly issued and fully paid and nonassessable. Other than as contemplated by this Agreement,there are no outstanding options, warrants, rights, puts, calls, commitments, or other Contracts issued by or binding upon PBC or any Broadcasting Subsidiary requiring or providing for, and there are no outstanding debt or equity securities of PBC or any Broadcasting Subsidiary which upon the conversion, exchange or exercise thereof would require or provide for, the issuance, transfer or sale by PBC or any Broadcasting Subsidiary of any new or additional equity interests in PBC or the Broadcasting Subsidiaries (or any other securities of PBC or any Broadcasting Subsidiary which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in PBC or such Broadcasting Subsidiary). There are no voting trusts or other agreements or understandings to which the Company, PBC or any of the Broadcasting Subsidiaries is a party with respect to the voting of the capital stock of PBC or the Broadcasting Subsidiaries. PBC and the Broadcasting Subsidiaries have not engaged in any material respect in any businesses or other activities except for the ownership and operation of broadcast radio and/or television stations and other activities incidental thereto.

         4.03. FINANCIAL STATEMENTS. The unaudited "Summary Financial Data," "Consolidated Income Statement," "Statement of Net Assets" and "1998 Four Period Results" (collectively, the "Broadcasting Unaudited Financial Statements") contained in Schedule 4.03 were prepared from the books and records of Broadcasting which books and records were maintained in accordance with accounting principles consistently applied and present fairly, in all material respects, the financial position of Broadcasting as at the dates thereof and the results of operations and cash flows for the periods covered thereby.

         4.04. ABSENCE OF CERTAIN CHANGES. Since March 29, 1998, except as contemplated or disclosed by this Agreement, Broadcasting has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or condition of any character that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions.

         4.05. ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of the Company, except as set forth in Schedule 4.05 or as otherwise disclosed in this Agreement, Broadcasting has no obligations or liabilities except (i) such liabilities and obligations that are reflected in the Broadcasting Unaudited Financial Statements or disclosed in the notes thereto, (ii) liabilities and obligations incurred in the ordinary course of business after March 29, 1998, and (iii) liabilities and obligations that will not, individually or in the aggregate, have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions.

         4.06. COMPLIANCE WITH LAW. Subject to the renewal of certain Licenses as indicated on Schedule 4.06, PBC and the Broadcasting Subsidiaries hold all Licenses from all governmental authorities necessary for the lawful conduct of Broadcasting's business, including any activity ancillary or incidental to the ownership or operations of the Stations, except where the failure to hold any such License would not have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions. The material Licenses held by Broadcasting are set forth on Schedule 4.06. To the Company's knowledge, neither PBC nor any of the Broadcasting Subsidiaries has violated, or is in violation of, any such Licenses or any Laws of any governmental authorities that are applicable to Broadcasting or to the operation of the Stations or the other Broadcasting Assets, except where such violations do not, and insofar as reasonably can be foreseen will not, have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions.

         4.07. STATION NETWORK AFFILIATION AGREEMENTS. Each Station Network Affiliation Agreement listed on Schedule 4.07 hereto is the validly existing, legally enforceable obligation of each Broadcasting party thereto and, to the knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. PBC and each Broadcasting Subsidiary are validly and lawfully operating under each Station Network Affiliation Agreement to which it is a party, and PBC and each Broadcasting Subsidiary have duly complied in all material respects with all of the terms and conditions of each Station Network Affiliation Agreement to which it is a party. The Company is not aware of any third party breach or default (or other act or omission that with notice, passage of time or both would constitute a default) under any Station Network Affiliation Agreement.

         4.08.    CONDITION OF ASSETS; TITLE TO PROPERTIES; ENCUMBRANCES.

                  (a) The material tangible personal Broadcasting Assets are in the possession of PBC and the Broadcasting Subsidiaries and, taking into account the age of such Broadcasting Assets, are in good operating condition and repair, structurally sound, adequate for the uses and purposes for which they are being used or intended, and are available for immediate use in the operation of the Stations, and, except as would be natural taking into account the age of such Broadcasting Assets, none of such Broadcasting Assets requires maintenance or repairs other than ordinary, routine maintenance and repairs. Except for the representations and warranties expressly stated in Articles III and IV of this Agreement, the Company disclaims all representations and warranties, express or implied, with respect to the Broadcasting Assets described in this Section 4.08(a), including all implied warranties of merchantability or fitness for a particular purpose.

                  (b) PBC and the Broadcasting Subsidiaries are the exclusive holders of all (and none of the Company or its Newspaper Subsidiaries holds any) rights (or leasehold interests, as the case may be) in or to all Real Property and personal, tangible and intangible property and assets primarily used or held for use in the ownership and operation of the Stations owned or operated by Broadcasting except in the case of title to Real Property which is covered in
Section 4.08(d). PBC and each Broadcasting Subsidiary has good and valid title (or valid leasehold interest in, in the case of leased personal property) to their respective personal property, free and clear of all Liens except the following (collectively, the "Permitted Exceptions"): (i) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, or other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (ii) Liens for current taxes not yet due and payable or to the extent the taxpayer is contesting such taxes in good faith through appropriate proceedings; (iii) Liens or minor imperfections of title that do not materially impair the continued use and operation of the assets to which they relate and do not have a Material Adverse Effect on Broadcasting; (iv) in the case of leased personal property, the terms and conditions of such lease; and (v) the exceptions set forth on Schedules 4.08(b) and 4.08(d)(2) hereto. Except as would not result in any Material Adverse Effect on Broadcasting, PBC and each Broadcasting Subsidiary owns or has the lawful right to use all property necessary to operate their businesses lawfully and to maintain the same as presently conducted.

                  (c) Schedule 4.08(c) lists all leases of personal property leased by PBC or the Broadcasting Subsidiaries, including all such leases with related parties or Affiliates, pursuant to which PBC or a Broadcasting Subsidiary is obligated to make lease payments in excess of $100,000 per year. Correct and complete copies of such leases have heretofore been made available to Acquiror. Except as would not result in a Material Adverse Effect on Broadcasting, (i) all of such leases are valid and in full force and effect,
(ii) neither PBC and the Broadcasting Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default under any of such leases, and
(iii) no event has occurred which with the giving of notice or the passage of time or both would constitute a default under any of such leases.

                  (d) Schedule 4.08(d)(1) lists (y) each parcel of owned Real Property with a book value in excess of $1,000,000, as reflected in the audited financial statements of the Company contained in the Company 10-K, and (z) each lease of Real Property pursuant to which PBC or a Broadcasting Subsidiary is currently obligated to make payments of fixed rent in excess of $100,000 per annum. To the knowledge of the Company, either PBC or the Broadcasting Subsidiaries has fee title to, or holds by valid and existing lease or license, the Real Property, free and clear of all Liens except for such Liens: (i) which would not have a Material Adverse Effect on Broadcasting; (ii) which are set forth on Schedule 4.08(d)(2); (iii) which arise out of taxes or general or special assessments not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; or (iv) which are materialmen's, mechanics', carriers', workmen's, repairmen's, warehouseman's or other like Liens which would not have a Material Adverse Effect on Broadcasting. The Company has made available to Acquiror complete and accurate copies of all deeds, leases and other material agreements with respect to the Real Property. To the knowledge of the Company, there does not exist under any leases of Real Property any default beyond any applicable notice and grace period by PBC or any Broadcasting Subsidiary which would have a Material Adverse Effect on Broadcasting.

                  (e) To the knowledge of the Company, neither PBC nor the Broadcasting Subsidiaries has received written notice from any governmental or quasi-governmental authority with respect to any actual or threatened taking of any material portion of the Real Property for any purpose by the exercise of the right of condemnation or eminent domain.

                  (f) To the knowledge of the Company, the Real Property has not suffered any material damage by fire or other casualty that has not heretofore been repaired.

         4.09. LITIGATION. Except as is set forth in Schedule 4.09 hereto, there is no suit, action, proceeding or investigation pending against or, to the knowledge of the Company, threatened against or affecting PBC or any Broadcasting Subsidiary or any of their respective material properties (except for proceedings or investigations affecting the television or radio industries generally) that would reasonably be expected to adversely affect the validity or enforceability of any of the material Licenses of, or otherwise to have a Material Adverse Effect on, Broadcasting nor is there any judgment, decree, inquiry, rule or order outstanding against PBC or any Broadcasting Subsidiary that would reasonably be expected to have a Material Adverse Effect on Broadcasting, materially interfere with or delay the Transactions or have an adverse effect on the validity or enforceability of any of the material Licenses of Broadcasting or the Station Network Affiliation Agreements.

         4.10.    EMPLOYEE BENEFIT MATTERS.

                  (a) Schedule 4.10(a) lists each Employee Plan which is currently sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any Broadcasting Employee (a "Broadcasting Employee Plan"). For the purposes hereof, the term "Employee Plan" means any plan, program, contract or arrangement, whether oral or written, which (i) is an "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, or (ii) is an incentive, bonus, stock option, stock purchase, phantom stock, severance, fringe benefit or other compensatory plan, contract, or arrangement that is not an employee benefit plan within the meaning of Section 3(3) of ERISA. No Broadcasting Employee Plan is a multiemployer plan within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

                  (b) The Company has delivered or made available to Acquiror true and complete copies of the plan documents, contracts, policy statements and summary plan descriptions that currently apply to the operation or funding of each Broadcasting Employee Plan. With respect to each Broadcasting Employee Plan (including, without limitation, a plan that is a "pension plan" within the meaning of Section 3(2) of ERISA (a "Broadcasting Pension Plan")), the Company has delivered or made available to Acquiror, where applicable, true and complete copies of (i) the most recent annual report (5500 series) filed with the IRS or Department of Labor, (ii) the most recent audited financial statement, (iii) the most recent actuarial valuation report, (iv) the last determination letter issued by the IRS, and (v) the most recent PBGC-1 filed with PBGC.

                  (c) Each Broadcasting Employee Plan described in Section 6.11(c), (d) or (f) has been maintained and administered substantially in accordance with its terms and with the provisions of applicable law and, with respect to each such Broadcasting

Employee Plan, (i) no application, proceeding or other matter is pending before the IRS, the Department of Labor, PBGC or any other governmental agency, (ii) there is no pending action, suit, proceeding or claim (other than routine claims for benefits) that could reasonably be expected to give rise to a material liability or expense of the Company or PBC, and (iii) to the knowledge of the Company, no facts exist that are likely to result in such an action, suit, proceeding or claim. A favorable IRS determination letter is currently in effect with respect to each funded Broadcasting Pension Plan, and no subsequent amendments have been or will be adopted or other action taken which would adversely affect the qualified status of any such Broadcasting Pension Plan.

                  (d) With respect to each funded employee pension plan (within the meaning of Section 3(2) of ERISA) maintained by the Company, any of its Subsidiaries or any of their ERISA Affiliates within six years prior to the date hereof for the benefit of any of its employees (other than a multiemployer plan within the meaning of Section 3(37) of ERISA), where applicable, (i) there has been no termination or partial termination within the meaning of Section 411(d)(3) of the Code, except to the extent that the Transactions will result in such a partial termination; (ii) there has been no accumulated funding deficiency, whether or not waived, within the meaning of Section 302(a)(2) of ERISA or Section 412 of the Code, and there has been no failure to make a required installment by its due date under Section 412(m) of the Code; (iii) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred which could result in the imposition of a material tax or liability against the Company or any of its Subsidiaries; and
(iv) with respect to each such plan which is covered by Title IV of ERISA, (A) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, except a reportable event occurring as a result of the consummation of the transactions contemplated by this Agreement or any prior event which will not result in a liability to the Company or any of its Subsidiaries or any of their Affiliates after the consummation of said transactions; (B) no notice of intent to terminate the plan has been provided to participants or filed with PBGC under
Section 4041 of ERISA, nor has PBGC instituted or threatened to institute any proceeding under Section 4042 of ERISA to terminate the plan; and (C) no liability has been incurred under Title IV of ERISA to PBGC or otherwise (except for the payment of PBGC premiums) which has not been satisfied. Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has ceased operations at a facility so as to become subject to the provisions of Section 4068(f) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the Closing Date to any such plan which is a pension plan subject to
Section 4064(a) of ERISA.

                  (e) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has incurred or expects to incur any withdrawal liability under Title IV of ERISA (either as a contributing employer or as part of a controlled group which includes a contributing employer) in connection with a complete or partial withdrawal from a Multiemployer Plan that will be unsatisfied at the Effective Time; and, with respect to any Multiemployer Plan to which the Company or any ERISA Affiliate is, or within the preceding six years, was required to make or accrue a contribution, neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has received notice from such Multiemployer Plan that the plan is in reorganization or insolvency pursuant to Sections 4241 or 4245 or ERISA or that the plan is intended to terminate or has terminated under Sections 4041A or 4042 of ERISA.

                  (f) The Company, its Subsidiaries and each of their ERISA Affiliates has complied in all material respects with its obligations under the provisions of Section 4980B of the Code with respect to any group health plan. Except as identified on Schedule 4.10(a), no Broadcasting Employee Plan provides health or death benefits (whether or not insured) to Broadcasting Employees beyond the termination of their employment or other services.

                  (g) All Broadcasting Employee Plans which provide medical, dental health or long-term disability benefits are insured and, to the Company's knowledge, claims with respect to any participant or covered dependent under any such Broadcasting Employee Plan will not result in any uninsured liability to the Acquiror, the Company, PBC or any of their Subsidiaries.

         4.11.    LABOR MATTERS.

                  (a) Except as set forth on Schedule 4.11(a), neither PBC nor any Broadcasting Subsidiary is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to any Broadcasting employees.

                  (b) Except as set forth on Schedule 4.11(b), as of the date of this Agreement, (i) no employees of PBC or any of the Broadcasting Subsidiaries are represented by any labor organization and (ii) no labor organization or group of employees of PBC or any of the Broadcasting Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the NLRB or any other labor relations tribunal or authority. To the knowledge of the Company, as of the date of this Agreement, there are no formal organizing activities involving a material number of Broadcasting employees pending with, or threatened by, any labor organization.

                  (c) Except as would not result in a Material Adverse Effect on Broadcasting, (i) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving PBC or any of the Broadcasting Subsidiaries and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of PBC or any of the Broadcasting Subsidiaries.

         4.12.    ENVIRONMENTAL MATTERS.

                  (a) Except as set forth on Schedule 4.12(a), to the knowledge of the Company there are no Environmental Liabilities of Broadcasting that may reasonably be expected to have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions.

                  (b) Since January 1, 1997 and prior to the date of this Agreement, to the knowledge of the Company there has been no material environmental assessment investigation, study, Audit, test, review or other analysis conducted in relation to the current business of Broadcasting or any property or facility now owned or leased by Broadcasting which has not been delivered or made available to Acquiror prior to the date hereof.

         4.13. COMPLAINTS. As of the date of this Agreement, there is not, to the knowledge of the Company, any FCC investigation, notice of apparent liability or order of forfeiture pending or outstanding against any of the Stations respecting any violation, or allegation thereof, of any FCC rule, regulation or policy, or, to the knowledge of the Company, any complaint before the FCC as a result of which an investigation, notice of apparent liability, or order of forfeiture may issue from the FCC relating to any of the Stations.

         4.14. REPORTS. Excluding reports and statements which do not materially affect the business and operations of any of the Stations, all reports and statements currently required to be filed by the Company or any of its Subsidiaries with the FCC or with any other governmental agency with respect to the Stations have been filed and substantially complied with and shall continue to be filed and be in substantial compliance on a current basis until the Closing Date. All such material reports and statements are substantially complete and correct as filed, and copies thereof have heretofore been made available to Acquiror.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants to the Company and Newco as follows:

         5.01. ORGANIZATION AND AUTHORITY. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the items referred to in Sections 5.02 and 5.03, to consummate the Transactions. Subject to the items referred to in Sections 5.02 and 5.03, all necessary action, corporate or otherwise, required to have been taken by or on behalf of Acquiror by applicable law, its charter documents or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the Transactions has been taken, except that this Agreement must be approved by the stockholders of Acquiror, and the Board of Directors of Acquiror must increase the size of such Board to comply with the Board Representation Agreement. Assuming that this Agreement and each Transaction Agreement constitutes or will constitute, as the case may be, a legal, valid and binding agreement of the Company or Newco, as the case may be, this Agreement and each other Transaction Agreement to which Acquiror is or will be a party constitutes or will constitute, as the case may be, a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, subject to (i) the Enforceability Exceptions and (ii) in the case of the Board Representation Agreement to the Communications Act of 1934, as amended (the "Communications Act"), and the rules and regulations thereunder (the "Rules and Regulations") regarding cross-ownership of radio and television stations, to the extent that such Rules and Regulations may prohibit Newco or any of its officers, directors or shareholders from designating or acting as a director or observer on Acquiror's Board of Directors. Acquiror has heretofore made available to the Company true and complete copies of its Certificate of Incorporation and Bylaws as in effect on the date hereof.

         5.02. NO BREACH. The execution and delivery of this Agreement by Acquiror do not and the consummation of the Transactions by Acquiror will not
(i) assuming that the requisite stockholder approval is obtained, violate or conflict with its Certificate of Incorporation or Bylaws or (ii) except as set forth on Schedule 5.02(a) hereto, or subject to obtaining the approvals and making the filings described in Section 5.03, constitute a breach or default (or an event which with notice or lapse of time or both would become a breach or default) of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, or otherwise require notice or approval under, any agreement, understanding or undertaking to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, except where such breach, default, Lien, third-party right, cancellation, modification or acceleration would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions, or (iii) subject to obtaining the approvals and making the filings described in Section 5.03 hereof, constitute a violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over Acquiror or any of its Subsidiaries or any of their respective properties or assets, except as would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. Except as set forth on Schedule 5.02(b), neither Acquiror nor any of its Subsidiaries is a party to or bound by any Contract that restricts or purports to restrict the ability of any of them or any Affiliate of them to engage in any location in the business of television broadcasting, except for such restrictions that would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

         5.03. CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Acquiror nor the consummation of the Transactions by Acquiror will require any License from, or filing with, or notification to, any governmental or regulatory authority, except (i) for filings required under the Securities Act, (ii) for filings required under the Exchange Act, (iii) for filings required under state securities or "blue sky" laws, (iv) for filings and approvals required by the rules and regulations of NASDAQ or the NYSE, as the case may be, (v) for notification pursuant to the HSR Act and expiration or termination of the waiting period thereunder, (vi) for the filing of the Certificate of Merger as set forth in Article I hereof, (vii) for any waiver, consent or declaratory ruling by the FCC with respect to the Rules and Regulations regarding cross-ownership of radio or television stations, to the extent that such Rules and Regulations may prohibit (A) Newco or any of its officers, directors or shareholders from designating or acting as a director or observer on Acquiror's Board of Directors or (B) a designee of Newco from serving on the Board of Directors of Acquiror, (viii) for consents or waivers from the relevant governmental entities necessary to transfer control of Broadcasting's FCC Licenses to Acquiror, and (ix) where the failure to obtain such Licenses or to make such filings or notifications, would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions; PROVIDED, HOWEVER, that no representation or warranty is made with respect to the foregoing relating to, or arising by reason of, the legal or regulatory status of the Company or Broadcasting or the respective facts pertaining specifically to them.

         5.04. APPROVAL OF THE BOARD; VOTE REQUIRED. The Board of Directors of Acquiror has, by resolutions duly adopted at a meeting duly called and held, unanimously approved and adopted this Agreement, the Merger, the Transaction Agreements and the other Transactions on the material terms and conditions set forth herein. The transactions contemplated by the Acquiror Voting Agreement have been duly and validly approved by the Board of Directors of Acquiror prior to the execution and delivery of the Acquiror Voting Agreement in accordance with Section 203 of the DGCL. The affirmative vote or action by written consent of a majority of the votes that holders of the outstanding shares of capital stock of Acquiror are entitled to cast voting as a single class are the only votes of the holders of any class or series of the capital stock of Acquiror necessary to approve this Agreement, the Merger and the Transaction Agreements under applicable law and Acquiror's Articles of Incorporation and Bylaws.

         5.05.    CAPITALIZATION.

                  (a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of: (i) 200,000,000 shares of common stock, par value $.01, of which 100,000,000 shares are designated as Series A Common Stock and 100,000,000 shares are designated as Series B Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $.01, of which 12,500 shares are designated as Series A Preferred Stock and

12,500 shares are designated as Series B Preferred Stock. As of May 13, 1998, there were issued and outstanding the following shares of such stock: (i) 53,842,377 shares of common stock outstanding, consisting of 12,543,729 shares of Series A Common Stock and 41,298,648 shares of Series B Common Stock, and
(ii) 21,876 shares of preferred stock outstanding, consisting of 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock. All such outstanding shares are duly authorized, validly issued and fully paid and nonassessable. There are no preemptive or other similar rights available to the existing holders of the capital stock of Acquiror. As of the date of this Agreement, and other than as set forth on Schedule 5.05(a) or other than as contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other Contracts issued by or binding upon Acquiror or any of its Subsidiaries requiring or providing for, and there are no outstanding debt or equity securities of Acquiror or its Subsidiaries which, upon the conversion, exchange or exercise thereof, would require or provide for the issuance, sale or transfer by Acquiror or any of its Subsidiaries of any new or additional equity interests in Acquiror or any of its Subsidiaries (or any other securities of Acquiror which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Acquiror or any of its Subsidiaries). Except as described on
Schedule 5.05(a), there are no voting trusts or other agreements or understandings to which Acquiror or any of its Subsidiaries is a party with respect to the voting of capital stock of Acquiror.

                  (b) The shares of Acquiror Common Stock to be issued in the Merger, upon their issuance in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, other than any Liens created by the stockholders of the Company.

         5.06. SEC REPORTS. Acquiror has filed all required forms, reports and documents required to be filed by it with the SEC since January 1, 1997 (collectively, "Acquiror's SEC Reports") and delivered or made available to the Company copies thereof. Acquiror's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Acquiror's SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.07. FINANCIAL STATEMENTS. The (i) audited consolidated financial statements of Acquiror contained in Acquiror's Annual Report on Form 10-K for the year ended December 31, 1997 ("Acquiror's 10-K"), and (ii) unaudited condensed consolidated financial statements of Acquiror contained in Acquiror's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 ("Acquiror's 10-Q" and together with Acquiror's 10-K, "Acquiror's Financial Statements"), were prepared in accordance with GAAP and present fairly, in all material respects, Acquiror's consolidated financial position and the results of its consolidated operations and its consolidated cash flows as of the relevant dates thereof and for the periods covered thereby in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

         5.08. ABSENCE OF CERTAIN CHANGES. Since the date of the balance sheet of Acquiror included in Acquiror's 10-Q, except as contemplated or disclosed by this Agreement, the Acquiror and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, and except as contemplated by this Agreement there has not been any change, event or condition of any character that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

         5.09. ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of Acquiror, except as set forth in Schedule 5.09 or otherwise disclosed in this Agreement, neither Acquiror nor any of its Subsidiaries has any obligation or liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a type required by GAAP to be disclosed in a balance sheet of Acquiror or any of its Subsidiaries except (i) such liabilities and obligations that are reflected in Acquiror's Financial Statements or disclosed in the notes thereto, (ii) liabilities and obligations incurred in the ordinary course of business after March 31, 1998, and (iii) liabilities and obligations that will not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

         5.10. COMPLIANCE WITH LAW. Acquiror holds all Licenses from all governmental authorities necessary for the lawful conduct of its business, except where the failure to hold any such License would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions. To Acquiror's knowledge, Acquiror has not violated, and is not in violation of, any such Licenses or any applicable Laws of any governmental authorities, except where such violations do not and, insofar as reasonably can be foreseen, will not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

         5.11.    TAXES.

                  (a) All material Tax Returns of Acquiror and its Subsidiaries required to have been filed on or before the date hereof have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns were required to have been filed. All of such Tax Returns were true, correct and complete in all material respects and all Taxes shown to be due on such Tax Returns have been paid. All material Taxes payable by or with respect to Acquiror and its Subsidiaries but not reflected on any Tax Return required to have been filed prior to the date of Acquiror's

Financial Statements have been fully paid or adequate provision therefor has been made and reflected on such balance sheet.

                  (b) Except as set forth on Schedule 5.11(b) hereto, there is no claim or investigation involving an amount greater than $1,000,000 pending or threatened against Acquiror or any of its Subsidiaries for past Taxes, and adequate provision for the claims or investigations set forth on Schedule 5.11(b) has been made as reflected on Acquiror's Financial Statements. Except as set forth on Schedule 5.11(b), neither Acquiror nor any of its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of federal, state or local Taxes.

                  (c) Acquiror is not, and on the Closing Date will not be, an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

         5.12. LITIGATION. There is no suit, action, proceeding or investigation pending against or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any of their respective properties nor, to the knowledge of Acquiror, is there any judgment, decree, inquiry, rule or order outstanding against Acquiror or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole, or materially interfere with or delay the ability of Acquiror to consummate the Transactions.

         5.13. BROKERS AND FINDERS. Neither Acquiror nor any of its officers, directors, employees or Affiliates has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions, except that Acquiror has employed Credit Suisse First Boston Corporation as its financial advisor in connection with the Transactions and for whose fees and expenses Acquiror is responsible.

         5.14. SOLVENCY. After giving effect to the Merger, the New Company Debt and the other Transactions, Acquiror will not be insolvent and will not have unreasonably small capital with which to engage in its businesses, and Acquiror will be able to pay its debts as they come due.

         5.15. FCC QUALIFICATION. Except as set forth on Schedule 5.15, Acquiror is, for purposes of obtaining the approval of the FCC under the Communications Act, legally, financially and otherwise qualified to acquire control of the Company and, after due investigation, Acquiror is not aware of any facts or circumstances relating to Acquiror or any of its Subsidiaries that might disqualify Acquiror as a transferee of the Licenses, or as owner and operator of the Broadcasting Assets or otherwise might prevent or delay the prompt approval of this Agreement, the Transaction Agreements or the Transactions.

                                   ARTICLE VI

                                OTHER AGREEMENTS

         6.01.    NO SOLICITATION.

                  (a) Neither the Company nor any of its Subsidiaries, nor any of its or their officers, directors, representatives or agents shall, directly or indirectly, knowingly encourage, solicit, initiate or, except as otherwise provided in this Section 6.01(a), participate in any way in discussions or negotiations with or knowingly provide any confidential information to, any Person (other than Acquiror or any Affiliate or associate of Acquiror and their respective directors, officers, employees, representatives and agents) concerning any merger, consolidation, business combination, recapitalization, liquidation or dissolution of the Company, PBC or any Broadcasting Subsidiary, the sale of any substantial part of the assets of PBC or any of the Broadcasting Subsidiaries (other than in the ordinary course of business consistent with past practice), the sale of any shares of the capital stock of PBC or any of the Broadcasting Subsidiaries, or the sale of shares representing a controlling interest of the capital stock of the Company, PBC or the Broadcasting Subsidiaries or any similar transaction or series of transactions involving Broadcasting; PROVIDED, HOWEVER, that nothing contained in this Section 6.01(a) shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer for Company Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) making such disclosure to the Company's stockholders as, in the judgment of the Board of Directors of the Company, with the advice of outside counsel, may be required under applicable Law, or (iii) responding to any unsolicited third party proposal or inquiry by advising the Person making such proposal or inquiry of the terms of this Section 6.01(a). Notwithstanding anything to the contrary set forth herein, the Board of Directors of the Company may respond to any Acquisition Proposal and may provide information and afford access to, and negotiate and hold discussions with, any Person or group in connection therewith if the Board of Directors of the Company determines, with the advice of outside counsel, that it may be required to do so to comply with its fiduciary duties. For purposes hereof, "Acquisition Proposal" means any proposal, offer or any expression of interest by any third party relating to a possible transaction described in this Section 6.01(a) by any Person, other than Acquiror. Subject to the fiduciary duties of the Company's Board of Directors, in the event that the Company, Newco or any of their Subsidiaries or any of their respective officers, directors, employees, representatives or agents receives from any Person an Acquisition Proposal, the Company shall promptly advise Acquiror of such Acquisition Proposal and thereafter keep Acquiror reasonably and promptly informed of all material facts and circumstances relating to the Acquisition Proposal and the Company's response thereto.

                  (b) Acquiror will promptly notify the Company and provide it with pertinent information in the event that Acquiror or any of its Subsidiaries, or any of its or their officers, directors, representatives or agents (i) solicits, initiates or participates in any way in discussions or negotiations with, or provides any confidential information to, any Person or group (other than the Company or any Affiliate or associate of the Company and their respective directors, officers, employees, representatives and agents) concerning any merger, sale of substantially all of the assets, or the sale of shares representing a controlling interest of the capital stock of Acquiror, or any similar transaction or series of transactions involving Acquiror, or (ii) receives any proposal or inquiry in respect of any such transaction or any request to provide any such information or hold any such negotiations or discussions.

         6.02. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company shall not, without the prior written consent of Acquiror:

                  (a) amend its Certificate of Incorporation or Bylaws;

                  (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for cash dividends declared and paid consistent with the Company's past practice (except that (i) any Subsidiary of the Company other than PBC or a Broadcasting Subsidiary may declare and pay dividends that are payable to the Company or to any other Subsidiary of the Company, (ii) PBC or any Broadcasting Subsidiary may declare and pay dividends in cash and cash equivalents that are payable to the Company or to any other Subsidiary of the Company and (iii) PBC may declare and pay a dividend of all of the capital stock of Pulitzer Sports Inc. to the Company) or redeem or acquire any of its securities other than for cash;

                  (c) except pursuant to the terms of the Company Class B Common Stock, the Company Option Plans, or the Employee Stock Purchase Plan, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of any shares of its capital stock;

                  (d) except (x) to the extent that the Company is acting in the ordinary course of business or is otherwise released therefrom as described in Section 2.02 or (y) any investment or acquisition relating to the newspaper business or any activity related thereto, (i) create, incur or assume any Indebtedness, other than the New Company Debt, not currently outstanding (including obligations in respect of capital leases), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than Newco or another Subsidiary;

                  (e) except pursuant to the terms of the Company Class B Common Stock, the Company Option Plans, or the Employee Stock Purchase Plan, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any securities outstanding at the date hereof;

                  (f) terminate, amend, modify or waive compliance with any of the terms or conditions of the Contribution Agreement directly or indirectly respecting the Retained Assets or the Retained Liabilities or affecting the rights or obligations of the Company thereunder from and after the Effective Time;

                  (g) subject to the fiduciary duties of the Board of Directors, terminate, amend, modify or waive any of the terms or conditions of any confidentiality agreement in effect as of the date hereof between the Company and any other prospective acquiror of the Company or Broadcasting, provided that the Company, PBC or any Broadcasting Subsidiary may waive, and Acquiror will not enforce after Closing, any restriction on employment of any employee of the Company, PBC or any Broadcasting Subsidiary who is not employed by the Acquiror, PBC or any Broadcasting Subsidiary at Closing or whose employment with any of them is terminated after Closing; or

                  (h) take, or agree in writing or otherwise to take, any of the foregoing actions or any other actions that would (i) make any representation or warranty of the Company or Newco contained in this Agreement untrue or incorrect, in any material respect, as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article VII of this Agreement not being satisfied, or (iii) be inconsistent, in any material respect, with the terms of this Agreement or the Transactions.

         6.03.    CONDUCT OF BUSINESS OF BROADCASTING.

                  (a) Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company shall cause PBC and the Broadcasting Subsidiaries to conduct their operations in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, without the prior written consent of Acquiror, the Company shall not permit PBC or any of the Broadcasting Subsidiaries to:

                           (i) amend its Certificate of Incorporation or Bylaws;

                           (ii) issue, sell, deliver or agree or commit to
                  issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any securities outstanding on the date hereof;

                           (iii) acquire, lease, sell or dispose of any assets
                  or any FCC Licenses other than acquisitions, leases, sales or dispositions of inventory and equipment in the ordinary course of business consistent with past practices or inventory items expended, depleted or worn out in accordance with Broadcasting's normal operating procedures;

                           (iv) except for Permitted Exceptions, subject to any
                  Lien any of its properties or assets, tangible or intangible;

                           (v) increase the amount of any cash compensation
                  payable to any employee if such increase would cause the aggregate cash compensation payable to all employees on an annualized basis to exceed, by more than 5% percent, the cash compensation payable by Broadcasting to all employees under its 1998 budget as outlined in Schedule 6.03(a)(v) (PROVIDED that this Section 6.03(a)(v) shall not apply to the employment, bonus and/or severance agreements made with the corporate executives of PBC and the Station managers (all of which agreements are listed on Schedule 4.10(a) hereto));

                           (vi) declare, set aside or pay any dividend or other
                  distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities, except as provided in Sections 6.24 and 6.02(b);

                           (vii) fail to maintain the Broadcasting Assets in the
                  condition specified in Section 4.08(a) hereof;

                           (viii) by any act or omission to act within its
                  reasonable knowledge and power, surrender, modify, adversely affect or forfeit any of the material Licenses;

                           (ix) enter into or amend any program license or
                  program contract for any Station which will be in effect after the Effective Time, or enter into or amend any other contract or agreement which, in each case, will be in effect after the Effective Time and requiring payments to or by PBC or any of the Broadcasting Subsidiaries of more than $250,000;

                           (x) (i) create, incur or assume any Indebtedness not
                  currently outstanding (including obligations in respect of capital leases), (ii) except in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any Person other than Newco or another Subsidiary; or

                           (xi) take, or agree in writing or otherwise to take,
                  any of the foregoing actions or any other action that would
                  (i) make any representation or warranty of the Company or Newco contained in this Agreement untrue or incorrect, in any material respect, as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article VII of this Agreement not being satisfied or (iii) be inconsistent, in any material respect, with the terms of this Agreement or the Transactions.

                  (b) The Company shall use its commercially reasonable efforts to: (i) maintain the present operations of the Stations; (ii) preserve intact the business organization of the Stations; and (iii) preserve for the Stations the existing relationships with employees, suppliers, customers and their agencies and others having business with the Stations.

                  (c) Prior to the Effective Time, control of the television and radio operations of PBC and the Broadcasting Subsidiaries shall remain with the Company. The Company and Acquiror acknowledge and agree that neither Acquiror nor any of its employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast operations; it being understood that at all times prior to the Effective Time, supervision of all programs, equipment and operations shall remain within the complete control and discretion of the Company.

                  (d) The Company shall use its commercially reasonable efforts to cause Broadcasting to maintain in full force and effect the Station Network Affiliation Agreements set forth on Schedule 4.07 hereto.

         6.04. CONDUCT OF BUSINESS OF ACQUIROR. Except as contemplated by this Agreement, during the period from the date hereof to the Closing
Date, Acquiror will not, without the prior written consent of the Company;

                  (a) amend its certificate of incorporation (other than to provide for the issuance of preferred stock and to increase its authorized shares of common stock or any series thereof);

                  (b) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class; PROVIDED, HOWEVER, that Acquiror may (i) issue shares of its capital stock upon the exercise of options outstanding on the date hereof, (ii) grant options to purchase shares of its capital stock (and issue any shares of capital stock upon exercise of such options) pursuant to employee compensation arrangements consistent with past practices, (iii) issue shares of common stock upon conversion of any shares of capital stock, and (iv) issue shares of capital stock at or above fair market value;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends declared and paid consistent with Acquiror's past practice;

                  (d) (i) enter into a transaction or (ii) except for Indebtedness incurred in connection with Section 2.01(b), create, incur or assume any Indebtedness not currently outstanding (including obligations in respect of capital leases but excluding indebtedness incurred in refinancing, replacement or substitution of indebtedness that is currently outstanding) that in the case of clauses (i) or (ii) would result in a down-grading below investment grade in the rating of any rated debt securities of the Company by both Standard & Poors Corporation and Moody's Investors Service;

                  (e) sell, lease or dispose of any assets material to Acquiror and its Subsidiaries taken as a whole, other than (i) sales of inventory in the ordinary course of business consistent with past practices and (ii) in connection with or in exchange for acquisitions of assets related to the business of Acquiror;

                  (f) make any material change in the lines of business in which it participates or is engaged; or

                  (g) take, or agree in writing or otherwise to take, any of the foregoing actions or any other actions that would (i) make any representation or warranty of Acquiror contained in this Agreement untrue or incorrect, in any material respect, as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article VII of this Agreement not being satisfied in any material respect or (iii) be inconsistent, in any material respect, with the terms of this Agreement or the Transactions.

         6.05. ACCESS TO INFORMATION. Between the date of this Agreement and the Effective Time, (a) the Company and Acquiror will each (i) give the other party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices and other facilities of such party and its Subsidiaries and to all books and records of such party and its Subsidiaries, (ii) permit the other party to make such reasonable inspections of the offices, facilities, books and records described in clause (i) as it may require, (iii) cause its officers and those of its Subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of the Company and Broadcasting, or Acquiror and its Subsidiaries, as the case may be, as the other party may, from time to time, reasonably request, and (iv) permit Acquiror to conduct, at its expense, environmental tests and assessments and
(b) Acquiror will keep the Company informed, and the Company will keep Acquiror informed, in each case as to material developments affecting the other party and its Subsidiaries. All such access and information obtained by Acquiror and its authorized representatives shall be subject to the terms and conditions of the letter agreement between the Company and Acquiror dated in February 1998 (the "Confidentiality Agreement"). All such information obtained by the Company and its authorized representatives, and, after the Closing, all other information regarding the Broadcasting Assets, or its business and operations which Newco or any of its Subsidiaries possesses or has access to (including pursuant to Section 6.17), shall be treated in accordance with the terms of the Confidentiality Agreement as if such agreement obligated such Persons to hold such information confidential on the same basis as set forth therein MUTATIS MUTANDIS and Acquiror and its Subsidiaries were beneficiaries of such obligations.

         6.06.    SEC FILINGS.

                  (a) The Company, Newco and Acquiror shall prepare jointly and, as soon as practicable after the date of this Agreement, file with the SEC a joint proxy statement/registration statement (the "Preliminary Joint Proxy Statement/Prospectus") comprising preliminary proxy materials of the Company and Acquiror under the Exchange Act with respect to the Merger and the Transactions and Registration Statement on Form S-4 containing a preliminary prospectus of Acquiror under the Securities Act with respect to the Merger Stock, and will thereafter use their respective reasonable best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive joint proxy statement/prospectus (including all supplements and amendments thereto, the "Joint Proxy Statement/Prospectus") and proxy to be mailed to the Company's and Acquiror's stockholders as promptly as practicable.

                  (b) As soon as practicable after the date hereof, the Company, Newco and Acquiror shall prepare and file any other filings required to be filed by each under the Exchange Act, any other federal or state laws, or the rules and regulations of the NYSE or NASDAQ, relating to the Merger, the Contribution and the Distribution, and the other Transactions, including in the case of Newco, an Information Statement on Form 10 under the Exchange Act with respect to the Newco Common Stock (collectively, the "Other Filings") and will use their respective reasonable best efforts to respond to any comments, if any, of the SEC or any other appropriate government official with respect thereto.

                  (c) The Company, Newco and Acquiror shall cooperate with each other and provide to each other all information necessary in order to prepare the Preliminary Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus and the Other Filings (collectively, the "SEC Filings") and shall provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

                  (d) The Company and Acquiror will notify the other party promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments and/or supplements to any of the SEC Filings or for additional information and will supply the other party with copies of all correspondence between the Company or any of its representatives, Newco or any of its representatives, or

Acquiror or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, the Company, Newco and Acquiror agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to the Company's and Acquiror's stockholders.

                  (e) The information provided and to be provided by the Company, Newco and Acquiror for use in SEC Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information in light of the circumstances under which they were made, not false or misleading, and the Company, Newco and Acquiror each agree to correct any such information provided by it for use in the SEC Filings that shall have become false or misleading. Each SEC Filing, when filed with the SEC or any government official, shall comply in all material respects with all applicable requirements of law.

                  (f) Acquiror shall indemnify, defend and hold harmless the Company and Newco, each of their officers and directors and each other Person, if any, who controls any of the foregoing within the meaning of the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, PROVIDED that Acquiror was responsible for such misstatement or omission, and, upon request from time to time, Acquiror shall reimburse the Company, Newco and each such officer, director and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action or enforcing this indemnity.

                  (g) Newco (and, if this Agreement is terminated prior to the consummation of the Merger, the Company, jointly and severally with Newco) shall indemnify, defend and hold harmless Acquiror, each of its officers and directors and each other Person, if any, who controls any of the foregoing within the meaning of the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, PROVIDED that the Company or Newco was responsible for such misstatement or omission, and, upon request from time to time, Newco (and, if this Agreement is terminated prior to the consummation of the Merger, the Company) shall reimburse Acquiror and each such officer, director and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action or enforcing this indemnity.

                  (h) For the purpose of this Section 6.06, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Section 6.06, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Section 6.06. Whenever any claim shall arise for indemnification under this Section 6.06, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure prejudices the Indemnifying Party.

                  (i) After such notice, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice and reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party and (iii) does not require the Indemnified Party to make any payment or forego or take any action or otherwise materially adversely affect the Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If, after receipt of a notice of claim pursuant to Section 6.06(h), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there is otherwise an actual or potential conflict of interest, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; PROVIDED, HOWEVER, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                  (j) If the indemnification provided for in this Section 6.06 shall for any reason be unavailable to the Indemnified Party in respect of any loss, claim, damage or liability, or action referred to herein, then the Indemnifying Party shall, in lieu of indemnifying the Indemnified Party, contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement or omission of a material fact related to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnified Party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such action or claim or enforcing this provision. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         6.07. REASONABLE BEST EFFORTS. Subject to the other terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger and the other Transactions and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation. Each of the parties shall promptly notify the other whenever a material consent is obtained and shall keep the other informed as to the progress in obtaining such material consents.

         6.08. PUBLIC ANNOUNCEMENTS. Except as otherwise may be required by law, no party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the Transactions without such prior consultation with the other parties as to the timing and content of any such announcement as may be reasonable under the circumstances; PROVIDED,

HOWEVER, that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement, the Transaction Agreements or the consummation of the Transactions.

         6.09.    TAX MATTERS.

                  (a) INDEMNIFICATION OBLIGATIONS.

                           (i) NEWCO'S INDEMNIFICATION OBLIGATIONS. Newco shall be liable for, shall pay and shall indemnify and hold the Surviving Corporation and its Subsidiaries harmless, on an After-Tax Basis, against (A) subject to Section 6.09(a)(ii)(D), any Tax of the Company or any Subsidiary of the Company attributable to any Pre-Closing Tax Period, including, without limitation, any Spin-Off Tax, but not including any Tax assessed against the Company as a result of the Merger not qualifying as a reorganization under Section 368(a)(1)(A) of the Code by reason of any action or inaction on the part of Acquiror subsequent to the Effective Time, (B) any Tax of Newco or any Subsidiary of Newco, whether attributable to a Pre-Closing Tax Period or Post- Closing Tax Period, and (C) any Transfer Taxes which may be imposed or assessed as a result of the Contribution and the Distribution.

                           (ii) ACQUIROR'S INDEMNIFICATION OBLIGATIONS. Acquiror and the Surviving Corporation shall be liable for, shall pay and shall indemnify and hold Newco and its Subsidiaries harmless, on an After-Tax Basis, against (A) any Tax of Acquiror or any Subsidiary of Acquiror (other than the Company or any Subsidiary of the Company) attributable to any Pre-Closing Tax Period, (B) any Tax of Acquiror, any Subsidiary of Acquiror, the Surviving Corporation, Broadcasting or any Subsidiary of the Surviving Corporation attributable to any Post-Closing Tax Period, (C) any Transfer Tax imposed or assessed as a result of the Merger, and (D) any Taxes (including, for purposes of this Section 6.09(a)(ii)(D), any income Taxes for which any stockholders of the Company immediately prior to the Effective Time are liable as a result of the Transactions) arising primarily as a result of a breach by Acquiror of any of the covenants set forth in Section 6.09(i)(ii) hereof (provided that actions or omissions by Newco do not materially contribute to the incurrence of such Taxes).

                           (iii) PRORATION OF TAXES. To the extent required or permitted by applicable Law or administrative practice, the then-current Tax period of the Company and any of the Broadcasting Subsidiaries shall terminate as of the close of the Closing Date. Any Taxes imposed with respect to any Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period, based on the permanent books and records maintained by the Company, as follows:

                                    (A) in the case of any Taxes based upon or
                  related to income, as if the Pre-Closing Tax Period ended on the Closing Date and the Post-Closing Tax Period began on the date immediately following the Closing Date; and

                                    (B) in the case of any Taxes other than
                  Taxes based upon or related to income, the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated by reference to the number of days in such period ending on the Closing Date as compared to the total number of days in the Straddle Period, and the amount of Taxes attributable to the Post-Closing Tax Period shall be calculated by reference to the number of days in such period beginning after the Closing Date as compared to the total number of days in the Straddle Period.

                           (iv) REFUNDS AND CREDITS OF TAXES. Each party shall be entitled to all refunds or credits of any Tax, including, without limitation, in the case of Newco, any refunds attributable to the Spin-Off Tax, for which such party is liable hereunder. Any party receiving a refund or credit (and interest, if any, with respect thereto) that is for the account of another party hereunder shall promptly and, in any event, no later than five Business Days following its receipt, pay to the other party such refund or credit (and any interest with respect thereto).

                           (v)  CONTROL OF TAX PROCEEDINGS.

                                    (A) Newco shall be designated as the agent
                  for the Company Group pursuant to Section 1.1502-77(d) of the Treasury Regulations, subject to the approval of the District Director of the IRS, and any similar provisions of applicable state income or franchise Tax laws for any Tax period relating to Taxes for which Newco is obligated to indemnify the Surviving Corporation and its Subsidiaries under Section 6.09(a)(i). Whenever any Taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Newco is obligated to indemnify the Surviving Corporation and its Subsidiaries under Section 6.09(a)(i), in whole or in part, under this Agreement, including, without limitation, any Taxes of the Company or any Subsidiary of the Company attributable to any Pre-Closing Tax Period (except as otherwise provided in Section 6.09(a)(i)) and any Spin- Off Tax, Acquiror shall promptly inform Newco, and Newco, at its cost and expense, shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, PROVIDED, HOWEVER, that Newco shall not, without Acquiror's consent, which consent shall not be unreasonably withheld, take any action or omit to take any action relating to a Pre-Closing Tax Period which would result in an increase of more than $1,000,000 in the

                  Tax liability of the Surviving Corporation or any Subsidiary of the Surviving Corporation for all Post-Closing Tax Periods, computed on an After-Tax Basis.

                                    (B) If any Taxing authority notifies Newco
                  of a claim, makes an assessment or otherwise disputes the amount of Taxes for which Acquiror is obligated to indemnify Newco and its Subsidiaries under Section 6.09(a)(ii), in whole or in part, under this Agreement, Newco shall promptly inform Acquiror, and Acquiror, at its cost and expense, shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, provided, however, that Acquiror shall not take any action or omit to take any action relating to a Post-Closing Tax Period which would result in an increase of more than $1,000,000 in the Tax liability of the Company or any Subsidiary of the Company for all Pre-Closing Tax Periods, computed on an After-Tax Basis.

                                    (C) Notwithstanding the foregoing provisions
                  of this Section 6.09(a)(v), in the event any Taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes attributable to any Straddle Period for which both Newco and Acquiror may be liable under this Agreement, Newco and Acquiror, at their respective cost and expense, shall jointly participate in any resulting proceedings and mutually determine whether and when to settle any such claim, assessment or dispute, PROVIDED, HOWEVER, that Newco or Acquiror, at its cost and expense, may, by written notice to the other, elect to control the defense of such claim, assessment or dispute, including the decision whether and when to settle such claim, assessment or dispute, but in the event Newco or Acquiror so elects, the other shall no longer be obligated to indemnify Acquiror or Newco, as the case may be, and its Subsidiaries for any portion of the Taxes attributable to such Straddle Period which are in dispute.

                  (b) TAX RETURNS.

                           (i) Newco shall be responsible for the preparation and timely filing of all Company Consolidated Income Tax Returns for any Pre-Closing Tax Period, including Company Consolidated Income Tax Returns for such period that are due after the Closing Date, all Tax Returns for any Tax period relating to the Newspaper Subsidiaries, and all Broadcasting Tax Returns required to be filed on or before the Closing Date. Within twenty (20) days following the filing of Company Consolidated Income Tax Returns for the Tax period ended on the Closing Date, Newco shall furnish Acquiror with (i) copies of such Tax Returns, and (ii) information concerning (A) the Tax basis of the assets of Broadcasting as of the Closing Date; (B) the earnings and profits of the Company and Broadcasting as of the Closing Date; (C) the Company's Tax basis in the stock of Broadcasting and PBC's Tax basis in the stock of each of its Subsidiaries as of the Closing Date; (D) the net operating loss carryover, investment tax credit carryover, alternative minimum tax carryover and the capital loss carryover, if any, available to the Surviving Corporation and its Subsidiaries for a Post- Closing Tax Period; and (E) all elections with respect to Company Consolidated Income Taxes in effect for Broadcasting as of the Closing Date. Other than elections in the ordinary course of business consistent with past practice or elections which will not have the effect of increasing the Taxes of Acquiror in a Post-Closing Tax Period, no Tax elections shall be made with respect to any of the Tax Returns for which Newco is responsible under this Section 6.09(b)(i) on behalf of the Company or any Broadcasting Subsidiary without the consent of Acquiror.

                           (ii) Acquiror shall be responsible for the preparation and timely filing of all Tax Returns relating to the business or assets of the Company or Broadcasting required to be filed after the Closing Date (other than the Tax Returns to be prepared and filed by Newco pursuant to Section 6.09(b)(i)), PROVIDED, HOWEVER, that all such Tax Returns relating to any Pre-Closing Tax Period or Straddle Period shall be prepared in a manner consistent with the past practice of the Company in preparing such Tax Returns. Acquiror shall provide Newco with a draft of any such Tax Return relating to any Pre-Closing Tax Period or Straddle Period at least thirty (30) days prior to the due date for filing such Tax Return (taking into account any applicable extensions), and Newco may provide Acquiror with written comments on such draft Tax Return within ten (10) days after its receipt of such draft. Subject to Section 6.09(e), Acquiror and Newco shall attempt to resolve any disputes regarding such draft Tax Return in good faith at least ten (10) days prior to the due date for filing such Tax Return.

                  (c) COOPERATION. Acquiror and Newco shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns described in Section 6.09(b), payment of any Taxes in accordance with this Agreement, and the conduct of any audit or other proceeding relating thereto. Each party shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Section
6.09. Each party agrees to notify the other party of any audit adjustments that do not result in Tax liability but can reasonably be expected to affect Tax Returns of the other party.

                  (d) RETENTION OF RECORDS. Acquiror and Newco shall each, to the extent potentially relevant to the other party, (1) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the audit of such Tax Returns, and (2) give to the other reasonable access to such records, documents, accounting data, Tax Returns and related books and records and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for purposes of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement.

                  (e) PAYMENTS; DISPUTES. Except as otherwise provided in this
Section 6.09, any amounts owed by any party ("Indemnitor") to any other party ("Indemnitee") under this Section 6.09 shall be paid within ten days of notice from the Indemnitee, PROVIDED, HOWEVER, that if such amounts are being contested before a Taxing authority in good faith, the Indemnitor shall not be required to make payment until it is determined finally by such Taxing authority, unless the Indemnitor has authorized the Indemnitee to make payment to such Taxing Authority. Unless otherwise required under applicable Law, the Company, Newco and Acquiror agree to treat any and all indemnity payments made pursuant to this Agreement as having been made immediately prior to the Distribution and as a dividend from or a capital contribution to Newco, as the case may be, for federal, state and local Tax purposes. If Acquiror and Newco cannot agree on any calculation or determination of any of their respective liabilities or any other matter under this Section 6.09, such calculation or determination shall be made by an independent public accounting firm reasonably acceptable to both such parties. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation or determination shall be borne equally by the disputing parties.

                  (f) TERMINATION OF TAX SHARING AGREEMENTS. Except as specifically provided in this Section 6.09, any Tax Sharing Agreement or policy of the Company Group shall be terminated at the Effective Time, and the Company and Broadcasting shall have no obligation under such agreements after the Effective Time.

                  (g) SURVIVAL. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.09 shall survive for the full period of all statutes of limitations (giving effect to any waiver or extension thereof) applicable to Taxes and Tax Returns subject to this Section 6.09.

                  (h) DEFINITIONS.

                           (i) "After-Tax Basis" means, with respect to any payment, an amount calculated by taking into account the Tax consequences of the receipt of such payment, as well as any Tax benefit associated with the liability giving rise to the payment, in each case calculated on a present value basis using the Agreed Rate.

                           (ii) "Broadcasting Tax Return" means any Tax Return of PBC or any of its Subsidiaries.

                           (iii) "Company Consolidated Income Tax Returns" means any Tax Return of the Company or any Subsidiary with respect to Company Consolidated Income Taxes.



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



                           (iv) "Company Consolidated Income Taxes" means the federal income Tax and all applicable state or local income or franchise Taxes of the Company Group.

                           (v) "Company Group" means the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent or any unitary, combined or consolidated group of corporations for state income Tax purposes in which the Company or any Broadcasting Subsidiary is included.

                           (vi) "Pre-Closing Tax Period" means any Tax period, or portion thereof, ending on or before the close of business on the Closing Date.

                           (vii) "Post-Closing Tax Period" means any Tax Period or portion thereof, beginning after the close of business on the Closing Date.

                           (viii) "Spin-Off Tax" means any Tax to which the Company or any Subsidiary of the Company is subject as a result of the application of Section 311(b), Section 355(c)(2), Section 355(e) or
         Section 361(c)(2) of the Code (or any corresponding or similar provision of state or local law) to the Distribution.

                           (ix) "Straddle Period" means any Tax period which begins before and ends after the Closing Date.

                           (x) "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, fee or assessment, and any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing authority responsible for the imposition of any such Tax or payment.

                           (xi) "Tax Return" means any return, report, statement, information statement, refund claim and the like, including any amendment thereto, required to be filed with any Taxing authority with respect to Taxes.

                           (xii) "Tax Sharing Agreement" means any Tax sharing agreement or arrangement (whether or not written) binding on a Person, and any agreement or arrangement (including any arrangement required or permitted by law) which (i) requires a Person to make a payment to or for the account of any other Person, (ii) requires or permits the transfer or assignment of income, revenues, receipts or gains to a Person from any other Person, or (iii) otherwise requires a Person to indemnify any other Person in respect of Taxes.

                           (xiii) "Transfer Tax" means any excise, sales, use, transfer, documentary, filing, recordation or other similar tax or fee, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                  (i) ADDITIONAL COVENANTS.

                           (i) Each of the Company, Acquiror and their respective Affiliates shall exercise their best efforts to obtain and assist in obtaining the advance letter ruling from the IRS contemplated by Section 6.16 hereof. Without in any way limiting the foregoing, each of the Company and Acquiror agrees that it (and such of its Affiliates as are reasonably required by the IRS) shall make such representations as are reasonably required by the IRS pursuant to Rev. Proc. 96- 30, 1996-1 C.B. 696, including, in particular, Sections 4.04 and 4.05 thereof.

                           (ii) Acquiror covenants that any representations made by it or any of its Affiliates to the IRS in connection with the IRS ruling request and any information supplied by it to the IRS in connection with the ruling request will be true and accurate. In addition, for a period of two years after the Closing Date:

                                    (A) except for actions taken in the ordinary
                  course of business or as otherwise required by applicable Law, Acquiror shall not sell, transfer, distribute or otherwise dispose of any of the operating assets of Broadcasting or any shares of capital stock of Broadcasting or a Broadcasting Subsidiary, whether by merger or otherwise, in a transaction or series of transactions which would cause the Transactions to fail to satisfy the continuity of business enterprise requirements of the Treasury Regulations; and

                                    (B) Acquiror shall not adopt a plan of
                  liquidation or initiate and enter into an agreement of merger or other transaction pursuant to which the corporate legal existence of Acquiror would terminate or the outstanding stock of Acquiror would, in a taxable transaction, be converted into cash, other property or the stock or securities of any other issuer.

Notwithstanding the foregoing, Acquiror may take any actions described in clauses (A) and (B) above if it first obtains either (i) a ruling from the IRS; or (ii) an opinion reasonably satisfactory to Newco of nationally recognized tax counsel that such actions will not result in the Distribution or the Merger being taxable to the Company's stockholders.

                  (j) PAYMENT OF SPIN-OFF TAX. The Company shall pay the Spin-Off Tax to the appropriate governmental authorities as and when such payment is required to be made, including by making estimated Tax payments which take into account its liability for the Spin-Off Tax as and when such estimated Tax payments are required to be made.

         6.10. NOTIFICATION. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its reasonable best efforts to prevent or promptly remedy such breach.

         6.11.    EMPLOYEE BENEFIT MATTERS.

                  (a) Except as otherwise provided herein, as of the Effective Time, Newco will assume sponsorship of and responsibility for the employer obligations under the Company Employee Plans. From and after the Effective Time, except with respect to previously accrued and unpaid benefits, all Broadcasting Employees will cease to be covered by any Company Employee Plan that is assumed by Newco. Except as otherwise specifically provided herein, neither Acquiror, the Company, PBC nor any of their respective Affiliates, shall retain or acquire any liability or obligation under any Company Employee Plan; and Newco will defend and indemnify Acquiror, the Surviving Corporation, PBC and their respective Affiliates from and against all Losses arising from or relating to any such liability or obligation that is not so retained or acquired. The indemnification arrangements set forth in this Section 6.11(a) shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement. All Broadcasting Employees who become employees of Acquiror as of the Effective Time will thereupon become fully vested in their accrued benefits under the Broadcasting Pension Plans.

                  (b) All Broadcasting Employees who are employed by the Company or PBC or a subsidiary of PBC immediately prior to the Effective Time will remain or become employees of PBC (or a Subsidiary of PBC) or Surviving Corporation, as the case may be, immediately after the Effective Time (the "Transferred Employees"). At the Effective Time, Acquiror will provide or cause Transferred Employees (and, where applicable, their eligible dependents) to be provided with compensation, pension, retirement, welfare (including, without limitation, group health, life insurance, disability, severance and vacation benefits) and fringe benefits (exclusive of any benefit or plan which provides for any opportunity to acquire or invest in employer equity) which, in the aggregate, are not less favorable than the compensation, pension, welfare and fringe benefits theretofore provided to such Transferred Employees (and their dependents) under the Broadcasting Employee Plans, PROVIDED HOWEVER that Acquiror shall not be required to offer post-retirement benefits except as provided in Section 6.11(f). Each Transferred Employee's pre-Effective Time service with the Company or its Affiliates will be treated as service with Acquiror and its Affiliates for purposes of determining such Transferred Employee's eligibility, vesting and seniority (but expressly excluding service for determining benefit accruals) under the Employee Plans of Acquiror and its Affiliates, if such service is otherwise creditable under such plans, from and after the Effective Time.

                  (c) At or as soon as practicable after the Effective Time, the account balances held for the Transferred Employees under the Pulitzer Retirement Savings Plan (the "Pulitzer Savings Plan") will be transferred in cash (or such other form as may be agreed upon by Newco and Acquiror) by the trustee of the trust maintained under the Pulitzer Savings Plan to the trustee of the trust maintained under an existing or newly-established qualified defined contribution plan sponsored by Acquiror or PBC (the "Transferee DC Plan") in a plan-to-plan transfer of assets and liabilities that satisfies the requirements of applicable law, including Sections 411(d) and 414(l) of the Code. After the Effective Time and until the completion of the aforesaid plan-to- plan transfer of assets and liabilities, Newco will cause the fiduciaries of the Pulitzer Savings Plan to process distributions that become payable to Transferred Employees whose employment with Acquiror, PBC or any of their Subsidiaries is terminated, and the amount to be transferred in the plan-to-plan transfer will be reduced accordingly. The Company, Newco and Acquiror will make or cause to be made any plan amendments and filings as may be required in connection with said plan-to-plan transfer of assets and liabilities from the Pulitzer Savings Plan to the Transferee DC Plan, whether before or after the Effective Time. Newco and Acquiror each may require, as a condition to the plan-to-plan transfer from the Pulitzer Savings Plan to the Transferee DC Plan, evidence reasonably satisfactory to it or its counsel of the qualified status of the Transferee DC Plan or the Pulitzer Savings Plan, as the case may be, at the time of such transfer under Section 401(a) of the Code. Each of the parties will pay its own expenses in connection with the plan-to-plan transfer of assets and liabilities from the Pulitzer Savings Plan to the Transferee DC Plan. Newco and Acquiror will take such other and further actions as may be required or reasonably requested by the other in order to carry out the transfer of assets and liabilities contemplated by this subsection without undue delay.

                  (d) At or as soon as practicable after the Effective Time, Newco shall cause the trustee of the Pulitzer Publishing Company Pension Plan (the "Pulitzer Pension Plan") to transfer to the trustee of the trust maintained as part of an existing or newly-established qualified defined benefit pension plan maintained or to be maintained by Acquiror or PBC (the "Transferee DB Plan") cash (or such other assets as may be agreed upon by said trustees) and benefit liabilities accrued prior to the Effective Time for and on behalf of the Transferred Employees under the Pulitzer Pension Plan in a plan-to-plan transfer of assets and liabilities that satisfies the requirements of applicable law, including the provisions of Sections 414(l) and 411(d) of the Code. For these purposes, the amount of the plan-to-plan asset transfer will be equal to the current liability as defined in Section 412(l)(7) of the Code (calculated as of the Effective Time with appropriate interest adjustment to the date of transfer at the rate assumed for calculating the benefit liability) using the 1983 Group Annuity Mortality Table and the PBGC annuity valuation rate in effect at the Effective Time, provided that the amount transferred shall in no event be less than the amount required to be transferred pursuant to Section 414(l) of the Code, and Section 4044 of ERISA as of the Effective Time. The value of the assets and liabilities to be transferred from the Pulitzer Pension Plan to the Transferee DB Plan shall initially be calculated and certified as correct as soon as practicable following the Effective Time by an actuary selected by Newco ("Newco's Actuary"). The Acquiror will have the right to appoint is own actuary ("Acquiror's Actuary") for the purpose of verifying whether the calculation made by Newco's Actuary is correct. Such calculation shall be based upon the method and assumptions specified for this purpose by
Section 414(l) of the Code and the regulations issued thereunder. The calculations certified by Newco's Actuary shall be final, conclusive and binding unless, within thirty (30) days after the delivery of such certification to Acquiror's Actuary, together with such supporting information as Acquiror's Actuary may reasonably request, Acquiror's Actuary shall notify Newco's Actuary of its disagreement with same. If any such disagreement is not resolved to the satisfaction of Newco and Acquiror within thirty (30) days of Newco's receipt of such notification, then either Newco or Acquiror may elect to have the calculations submitted for resolution to a third independent actuary designated for this purpose by both Newco's Actuary and Acquiror's Actuary, whose determination shall be made within thirty (30) days and shall be conclusive and binding on all Persons. After the Effective Time and until the completion of the aforesaid plan-to-plan transfer of assets and liabilities, Newco will cause the fiduciaries of the Pulitzer Pension Plan to process distributions that become payable to Transferred Employees whose employment with Acquiror, PBC or any of their Subsidiaries is terminated, and the value of assets and liabilities to be transferred in the plan-to-plan transfer will be reduced accordingly. The Company, Newco and Acquiror will make or cause to be made any plan amendments and filings (including, without limitation, any filing required pursuant to Section 4043(c) of ERISA) as may be required or appropriate in connection with said plan-to-plan transfer of assets and liabilities from the Pulitzer Pension Plan to the Transferee DB Plan, whether before or after the Effective Time. Newco and Acquiror each may require, as a condition of the plan-to-plan transfer from the Pulitzer Pension Plan to the Transferee DB Plan, evidence reasonably satisfactory to it or its counsel of the qualified status of the Transferee DB Plan or the Pulitzer Pension Plan, as the case may be, at the time of such transfer under Section 401(a) of the Code. Each of the parties will pay its own expenses in connection with the plan-to-plan transfer of assets and liabilities from the Pulitzer Pension Plan to the Transferee DB Plan. Newco and Acquiror will take such other and further actions as may be required or reasonably requested by the other in order to carry out the transfer of assets and liabilities contemplated by this subsection without undue delay.

                  (e) No provision of this Section 6.11 or this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) or any bargaining unit representing any employee or former employee of the Company, PBC or any of their Subsidiaries in respect of continued employment (or resumed employment) with Acquiror or any of its Subsidiaries, and no provision of this Section 6.11 or this Agreement shall create any such rights in any such employee or former employee in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Acquiror or any of its Subsidiaries.

                  (f) The following obligations and Broadcasting Employee Plans will not be assumed by Newco and will continue to be the sole responsibility of the Company and PBC: (1) the satisfaction and timely payment of any retirement or other benefits that have been earned as of the Effective Time by Transferring Employees (other than Ken J. Elkins) under the Pulitzer Publishing Company Supplemental Executive Retirement Plan (which benefits will become fully vested as of the Effective Time) (the "SERP Liability"), PROVIDED, HOWEVER, that Newco will pay to the Surviving Corporation in cash, promptly after the Effective Time on demand by Acquiror, as an adjustment to the Contribution to be treated for tax purposes in accordance with the treatment of indemnitee payments under
Section 6.09(e), in an amount equal to the excess of the SERP Liability over the deferred tax asset attributable to the SERP Liability calculated in accordance with GAAP, consistently applied, (2) the executive employment and participation agreements listed on Schedule 6.11(f)(2) annexed hereto, (3) the group health plan maintained by PBC and any other Broadcasting Employee Plan listed on
Schedule 6.11(f)(3) annexed hereto, which is sponsored and maintained by PBC or any of its subsidiaries exclusively for the benefit of any current or former Broadcasting Employees (and their eligible dependents and beneficiaries) (it being understood that the assets to be contributed to Newco pursuant to Section
2.02 will not include employee balances, if any, under such plans), and (4) post-retirement medical or other welfare benefits which are or may become payable to any Transferring Employee or any dependent or beneficiary of a Transferring Employee pursuant to the Broadcasting Employee Plan(s) listed on
Schedule 6.11(f)(4) annexed hereto.

                  (g) At or immediately prior to the Effective Time, the Company will satisfy its retention and transaction incentive obligations then payable under any participation and employment agreements described on Schedule 6.11(g). Notwithstanding anything to the contrary contained herein, any retention or transaction incentive, stock option cashout (described in Section 6.12 of this Agreement) or other compensatory amounts payable by the Company to an individual who, for the taxable year of the Company ending on the date the Merger is consummated, is a "covered employee" of the Company (within the meaning of Section 162(m)(3) of the Code), will be paid at the Effective Time to the trustee of a trust established for their benefit by Newco (the "Newco Trust") if and to the extent that the payment of those amounts, when added to all other compensation paid or payable to that individual, would not be deductible by the Company for such taxable year by reason of the deduction limitation prescribed by Section 162(m)(1) of the Code. Obligations covered by amounts transferred to the Newco Trust will be deemed to have been assumed by Newco for purposes of applying the provisions of Section 6.11(a) of this Agreement, and neither the Acquiror, the Surviving Corporation, PBC nor any of their respective Affiliates will have any further liability with respect to said covered obligations. At the Effective Time, the Company will have made all contributions theretofore required to be made to any Broadcasting Employee Plan for the benefit of Transferred Employees.

         6.12. EMPLOYEE STOCK OPTIONS. At or immediately prior to the Effective Time, the Company will cause all options then outstanding under the Company's 1986 and 1994 stock option plans (the "Company Option Plans"), whether or not vested, to be cashed out and terminated. The amount payable by the Company in respect of the termination of an outstanding Company stock option will be equal to the difference between the exercise price of the option and the closing price of the Company Common Stock on the trading date ending immediately prior to the Effective Time. The Company may prohibit the exercise of vested options after a specified cutoff date prior to the Effective Time in order to facilitate the orderly liquidation and termination of the remaining vested and nonvested outstanding options. Unless the Board determines otherwise, the Company will suspend payroll deductions and Company stock option grants under the Employee Stock Purchase Plan as of or prior to October 1, 1998. All such Employee Stock Purchase Plan grants will have been exercised or terminated before the Effective Time.

         6.13. MEETINGS OF STOCKHOLDERS. Subject to the terms and conditions of this Agreement, each of the Company and Acquiror shall take all action necessary, in accordance with applicable law and its charter and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger, this Agreement and the Transactions (except the Company Charter Amendment, in the case of Acquiror). The Company and Acquiror shall coordinate and cooperate with respect to the timing of their respective stockholder meetings and shall endeavor to hold such meetings on the same day. The stockholder vote required for the adoption and approval of the Merger, this Agreement and the Transactions (except the Company Charter Amendment, in the case of Acquiror) shall be the vote required: (i) in the case of the Company, by the DGCL and the Company's Certificate of Incorporation; and (ii) in the case of Acquiror, by the DGCL and Acquiror's Certificate of Incorporation. The Boards of Directors of the Company and Acquiror shall recommend that their respective stockholders approve the Merger, this Agreement and the related Transactions (except the Company Charter Amendment, in the case of Acquiror) and such recommendation shall be contained in the Joint Proxy Statement/Prospectus. Nothing contained in the preceding sentence shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company or the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its duties to the Company or the Company's stockholders under applicable law. Notwithstanding the preceding sentence, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify its position with respect to, this Agreement or the Merger or, except as permitted by the preceding sentence, approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

         6.14.    REGULATORY AND OTHER AUTHORIZATIONS.

                  (a) The Company and Acquiror agree to use their respective commercially reasonable efforts (i) to obtain all Licenses and waivers of federal, state, local and foreign regulatory bodies and officials (each a "Governmental Authority") and non-governmental third parties that may be or become necessary for performance of their respective obligations pursuant this Agreement, (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the Transactions contemplated hereby and (iii) to effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and submissions of information requested by any Governmental Authority. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation, executive order or withheld waiver or approval that would adversely affect the ability of the parties hereto to consummate the Merger and the other Transactions contemplated hereby, to respectively use their commercially reasonable efforts (including, if necessary, the measures described in subsection (b) below) to prevent the entry, enactment or promulgation thereof or to obtain such waiver or approval, as the case may be.

                  (b) Without limiting the obligations of the parties hereto under Section 6.14(a), Acquiror and the Company agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Authorities with regulatory jurisdiction over (a) enforcement of any applicable antitrust laws ("Government Antitrust Entity") or (b) the laws, rules or regulations of the FCC or otherwise relating to the broadcast, newspaper, mass media or communications industry ("Government Communications Entity," and together with Government Antitrust Entity, a "Government Regulatory Entity") information and documents requested by any Government Regulatory Entity, or necessary, proper or advisable to permit consummation of the Transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 6.14(b)(i) above, (a) file any Notification and Report Form and related material required under the HSR Act as soon as practicable and in any event not later than fifteen
(15) business days after the date hereof (which shall request early termination of the waiting period imposed by the HSR Act), and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act and (b) file the FCC Application as soon as practicable and in any event not later than fifteen (15) business days after the date hereof; (iii) the proffer by Acquiror of its willingness to sell or otherwise dispose of either WBAL or WGAL or any other broadcast station, if such action is necessary or reasonably advisable for the purpose of avoiding or preventing any action by any Government Regulatory Entity which would restrain, enjoin, withhold approval or otherwise prevent consummation of the Transactions contemplated by this Agreement; and (iv) Acquiror shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Transactions contemplated hereby, any and all commercially reasonable steps including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (b) necessary to vacate, modify, suspend such injunction or order, or obtain such approval so as to permit such consummation. Each of the Company and Acquiror will provide to the other copies of all correspondence between it (or its advisors) and any Government Regulatory Entity relating to this Agreement or any of the matters described in this
Section 6.14(b) other than statements or filings under the HSR Act. Acquiror and Company agree that all telephonic calls, meetings or hearings with a Government Regulatory Entity regarding the Transactions contemplated hereby or any of the matters described in this Section 6.14(b) shall include representatives of each of Acquiror and Company.

                  (c) Each party hereto shall promptly inform the other of any material communication from any other Government Regulatory Entity regarding any of the Transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Government Regulatory Entity with respect to the Transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Acquiror shall advise Company promptly in respect of any understandings, undertakings or agreements (oral or written) that Acquiror proposes to make or enter into with any other Government Regulatory Entity in connection with the Transactions contemplated hereby.

                  (d) Notwithstanding the generality of any other provision of this Section 6.14, each of Acquiror and the Company, to the extent applicable, further agrees to file contemporaneously with the filing of the FCC Application any requests for waivers of applicable FCC rules or rules or regulations of other Governmental Regulatory Entities as may be required, to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the FCC or any other relevant Governmental Regulatory Entity may ask with respect to such waiver requests. In furtherance of the foregoing, Acquiror will agree to seek a temporary waiver (not more than 6 months in duration) of the FCC's mass media ownership rules (the "Temporary Waiver") to allow for the disposition of the assets comprising either WBAL or WGAL or any other broadcast station (the "Divestiture Assets") to the extent that, under the FCC's mass media ownership rules, the Divestiture Assets could not be held in common control with any of the Acquiror broadcasting assets following the Effective Time, and (i) conditional waivers of the FCC's mass media ownership rules (the "Conditional Waivers") to allow for the common ownership of WESH-TV, Daytona Beach, Florida, and WWWB-TV, Lakeland, Florida, and WLKY-TV, Louisville, Kentucky, and WLWT-TV, Cincinnati, Ohio; and (ii) waivers of the FCC's mass media ownership rules to permit the common ownership of (A) WLKY-TV, Louisville, Kentucky, and WLKY (AM), Louisville, Kentucky, and
(B) WXII (TV), Winston-Salem, North Carolina, and WXII (AM), Eden, North Carolina. Acquiror further covenants that, prior to the Effective Time, it shall not acquire any new or increased "attributable interest," as defined in the FCC rules, in any media property ("Further Media Interest"), which Further Media Interest could not be held in common control with any Station by Acquiror following the Effective Time (including by virtue of the FCC's multiple ownership limits), without the prior written consent of the Company. Notwithstanding anything to the contrary contained in this Agreement, it shall not be a condition to the Closing that any such waiver shall have been obtained.

               (e) If at Closing one or more applications for renewal of any of the Company's FCC Licenses is pending or any order of the FCC granting an application for renewal of any of the Company's FCC Licenses has not become a Final Order, then each party agrees to abide by the procedures established in Stockholders of CBS, Inc., FCC 95-469 (rel. Nov. 22, 1995) P. P. 31-35, for processing applications for assignment of licenses during the pendency of an application for renewal of a station license (or such other procedures as may be established by the FCC). For purposes of this provision, a "Final Order" is an order of the FCC granting any such renewal application (i) that has not been reversed, stayed, enjoined, set aside, annulled or suspended; (ii) as to which, no timely request for a stay, petition for reconsideration or appeal of sua sponte action of the FCC with comparable effect is pending; and (iii) the time for filing any such request, petition or appeal or for the taking of any such action sua sponte by the FCC has expired. The parties further agree that the pendency of any such renewal application or applications, or the fact that the FCC grant of any renewal application shall not have become a Final Order, shall not be a cause for delaying the Closing. Notwithstanding anything in this Agreement to the contrary, this Section shall survive the Closing until any order issued by the FCC with respect to any such renewal application becomes a Final Order.

         6.15. FURTHER ASSURANCES. Upon the terms and subject to the conditions hereof, each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the Transactions or, at and after the Closing Date, to evidence the consummation of the Transactions by this Agreement.

         6.16. IRS RULING. The Company shall, as promptly as practicable after the date hereof, prepare and submit to the IRS a request for an advance letter ruling from the IRS that the Contribution and Distribution will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and that the Company's stockholders will recognize no gain or loss (and no amount will be included in the income of the Company's stockholders) under Section 355(a) of the Code as a result of the Distribution. Such request shall be true and correct in all material respects, and all facts material to the ruling shall be disclosed in such request. The Company shall afford Acquiror with reasonable opportunity to review and comment on the IRS ruling request prior to its submission to the IRS. The Company shall advise Acquiror's tax counsel of the substance of all communications with the IRS relating to the IRS ruling request, and provide Acquiror and its tax counsel with copies of all written materials submitted to the IRS and written communications received from the IRS in connection with such ruling request. If any written communication to the IRS is to include information relating to Acquiror or any of its Affiliates (other than public filings made with the SEC) or representations of Acquiror, any of its Affiliates or any of their respective officers, directors or shareholders, such information shall be delivered to Acquiror and its tax counsel for their review and comment prior to submission, and the Company shall make such reasonable changes and corrections to such information or representations as are requested by Acquiror.

         6.17. RECORDS RETENTION.

               (a) For a period of five years after the Closing Date, Acquiror shall retain all of its books and records relating to Broadcasting for periods prior to the Closing Date and Newco shall have the right to inspect and copy such books and records during normal business hours, upon reasonable prior notice, in connection with the preparation of financial statements, reports and filings and for any other reasonable purpose including its indemnification obligations under this Agreement and the Contribution Agreement.

               (b) For a period of five years after the Closing Date, Newco shall retain all of its books and records relating to Newco and the Newspaper Subsidiaries for periods prior to the Closing Date and Acquiror shall have the right to inspect and copy such books and records during normal business hours, upon reasonable prior notice, in connection with the preparation of financial statements, reports and filings and for any other reasonable purpose including its indemnification obligations under this Agreement and the Contribution Agreement.

         6.18. STOCK EXCHANGE LISTING. Newco shall apply to the NYSE for the listing of the Newco Common Stock and shall use its reasonable best efforts to receive approval for the listing of such shares and, if such listing is not available, then the NASDAQ. Acquiror shall submit a supplemental listing application to NASDAQ or the NYSE, as the case may be, for the listing of the Merger Stock and shall use its reasonable best efforts to receive approval for the listing of such stock.

         6.19. COMPANY NAMES.

               (a) Acquiror acknowledges that the name "Pulitzer," or any part thereof, whether alone or in combination with one or more other words, are to the extent owned by the Company or any of its Subsidiaries an asset of the Company being transferred to Newco in the Contribution. On the Closing Date, Acquiror shall (i) cause PBC and the Broadcasting Subsidiaries to change their names to delete any reference therein to the aforesaid name, (ii) reasonably cooperate in assisting Newco to change its name to Pulitzer Inc., and (iii) cease using the aforesaid name in connection with the business operations of Broadcasting.

               (b) Between the consummation of the Contribution and the Closing, the Company, PBC and the Broadcasting Subsidiaries shall have a non-exclusive license to use the name "Pulitzer. "

         6.20. OTHER AGREEMENTS. Contemporaneously with the execution and delivery of this Agreement, the parties thereto have executed and delivered the following agreements: (i) a Registration Rights Agreement in substantially the form set forth in Exhibit D, (ii) the FCC Agreement in substantially the form set forth in Exhibit E, (iii) a Board Representation Agreement in substantially the form set forth in Exhibit F, (iv) the Arizona Diamondbacks agreement in substantially the form set forth in Exhibit G, (v) the Acquiror Voting Agreement in substantially the form of Exhibit H, and (vi) the Pulitzer Voting Agreement in substantially the form of Exhibit I. The Company, Newco and Acquiror shall fully and timely perform all their respective obligations under, and take all actions necessary to effectuate the intent and purposes of, the foregoing agreements.

         6.21. FORM 8-K; PROVISION OF FINANCIAL STATEMENTS.

               (a) As soon as practicable after the date hereof, the Company will prepare and file a Current Report on Form 8-K (the "Form 8-K") which will include a description of the business of Broadcasting and certain financial and other information with respect to Broadcasting. The Company covenants that the Form 8-K will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) At the request of Acquiror, the Company agrees to provide (or, if requested by Acquiror, cooperate with Acquiror in the preparation of) as promptly as practicable (but in any event within 45 days of the request) such financial statements (audited or unaudited, as requested by Acquiror) relating to Broadcasting as the Acquiror may reasonably request in order to comply with the requirements of the Securities Act or the Exchange Act or in order to secure financing (including pursuant to a public offering registered under the Securities Act).

         6.22. WORKING CAPITAL ADJUSTMENT.

               (a) Two days prior to the Effective Time, the Company shall inform Acquiror of (i) the Company's estimate of the Working Capital Amount as of the end of the most recently available month end period immediately preceding the Effective Time (the "Estimated Working Capital Amount") and (ii) the Company's basis for such estimates. The calculation of the Estimated Working Capital Amount shall be reasonably satisfactory to Acquiror.

               (b) At the Effective Time, Acquiror shall pay to Newco in immediately available funds the amount, if any, by which the Estimated Working Capital Amount exceeds $41,000,000 or Newco shall pay to Acquiror in immediately available funds the amount, if any, by which $41,000,000 exceeds the Estimated Working Capital Amount.

               (c) As promptly as practicable after the Effective Time, but in any event within ninety (90) days thereafter, Acquiror shall prepare and deliver to Newco a schedule (the "Acquiror Schedule") showing Acquiror's determination of the Working Capital Amount at the Closing Date. If Newco disagrees with the determination set forth in the Acquiror Schedule, Newco shall give notice thereof to Acquiror within sixty (60) days after delivery of the Acquiror Schedule to Newco, such notice to include reasonable detail regarding the basis for the disagreement.

               (d) Acquiror and Newco shall attempt to settle any such disagreement; any such settlement shall be final and binding upon Acquiror and Newco. If, however, Acquiror and Newco are unable to settle such dispute within sixty (60) days after receipt by Acquiror of such notice of dispute, the dispute shall be submitted to an independent certified public accounting firm mutually acceptable to Acquiror and Newco for resolution, and the decision of such firm shall be final and binding upon Acquiror and Newco. All costs incurred in connection with the resolution of said dispute by such independent public accountants, including expenses and fees for services rendered, shall be paid one-half by Acquiror and one-half by Newco. Acquiror and Newco shall use reasonable efforts to have the dispute resolved within ninety (90) days after such dispute is submitted to said independent public accountants. The final determination of the Working Capital Amount (whether as a result of Newco's failing to give notice of Newco's disagreement with Acquiror's determination within the time period prescribed above, a resolution by Acquiror and Newco of any such disagreement, or a determination by an accounting firm selected pursuant to this paragraph to resolve any disagreement among the parties) may occur on different dates.

               (e) Within ten (10) Business Days following a final determination of the Final Working Capital Amount ("Final Working Capital Amount"), (i) if the Final Working Capital Amount exceeds the Estimated Working Capital Amount, then Acquiror will pay to Newco in immediately available funds an amount equal to such excess plus interest at the Agreed Rate from the Closing Date to the date of payment and (ii) if the Estimated Working Capital Amount exceeds the Final Working Capital Amount, Newco will pay to Acquiror in immediately available funds an amount equal to such excess plus interest at the Agreed Rate from the Closing Date to the date of payment. Any such payments shall be made on an After-Tax Basis.

               (f) In the event that after the Effective Time it is determined that the Company shall have failed to pay or provide for the Existing Company Debt and the Deal Expenses as provided in Section 2.01(b) and the Surviving Corporation makes such payment, Newco shall promptly pay such amount to the Surviving Corporation in immediately available funds promptly upon demand therefor.

         6.23. CAPITAL EXPENDITURES. Prior to the Effective Time, PBC and the Broadcasting Subsidiaries shall be responsible for and pay all capital expenditures incurred in the ordinary and usual course of their respective businesses based upon the Company's plans concerning the timing of such capital expenditures during 1998.

         6.24. EXCESS CASH. From time to time, after the date of execution of this Agreement and until the Effective Time, and subject to applicable law, (i) PBC and the Broadcasting Subsidiaries may pay cash dividends, or otherwise make cash distributions, to the Company or any of its Subsidiaries and (ii) the Company shall contribute to Newco cash held by the Company, including the proceeds of the New Company Debt after payment or provision for the Existing Company Debt and the Deal Expenses as provided in Section 2.01(b). Immediately prior to the Contribution, PBC and the Broadcasting Subsidiaries shall, to the extent permitted by law, pay dividends in cash or cash equivalents, or otherwise make contributions in cash or cash equivalents, to the Company and its Subsidiaries so that neither PBC nor the Broadcasting Subsidiaries owns any cash or cash equivalents at the Effective Time.

         6.25. INDEMNITY RELATING TO CERTAIN LITIGATION.

               (a) Newco shall indemnify from and after the Closing Date (i) the Surviving Corporation, its Subsidiaries, including Broadcasting, and their Affiliates against all Losses in connection with any suit, action, proceeding or investigation pending at or arising after the Closing Date that relates to the Newspaper Subsidiaries or their respective operations prior to the Effective Time and (ii) any person who was an officer, director, partner or employee of the Company, PBC or any Broadcasting Subsidiary against all Losses in connection with any such suit, action, proceeding or investigation. The Company and Newco, jointly and severally, shall indemnify Acquiror and its Subsidiaries against all Losses arising prior to the Closing, and Newco shall indemnify the Surviving Corporation and its Subsidiaries against all Losses arising after the Closing, from or relating to any claim, action or proceeding brought by or on behalf of the holders of Company Stock in connection with the Transactions except by reason of actions taken or omitted to be taken by Acquiror or except as provided in Section 6.06 hereof. The obligations of the Company pursuant to this Section 6.25(a) shall terminate at the Effective Time.

               (b) Acquiror shall indemnify from and after the Closing Date
(i) Newco, its Subsidiaries and their Affiliates against all Losses in connection with any suit, action, proceeding or investigation pending at or arising after the Closing Date that relates to the business and operations of Broadcasting and (ii) any person who was an officer, director, partner or employee of PBC or any Broadcasting Subsidiary prior to, whether or not any person continues in such capacity after, the Closing against all Losses in connection with any such suit, action, proceeding or investigation. Acquiror shall indemnify the Company and Newco against all Losses arising from or relating to any claim, action or proceeding brought by or on behalf of the holders of Acquiror Common Stock in connection with the Transactions except by reason of actions taken or omitted to be taken by the Company or except as provided in Section 6.06 hereof.

               (c) The indemnification arrangements set forth in this Section
6.25 shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement.

         6.26. CANCELLATION OF INTERCOMPANY ARRANGEMENTS. Prior to the Effective Time, and except as otherwise provided herein or as otherwise agreed by the parties hereto, all accounts, payables, receivables, contracts, commitments and agreements between the Company and its Newspaper Subsidiaries, on the one hand, and PBC and the Broadcasting Subsidiaries, on the other hand, will be settled, cancelled or otherwise terminated.

         6.27. NETWORK AFFILIATION AGREEMENTS. Upon the terms and subject to the conditions hereof, each of the parties shall use its respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all other things necessary to assign the Station Network Affiliation Agreements to Acquiror.

         6.28. GROSS-UP MATTERS.

               (a) Newco shall be liable for, shall pay and shall indemnify and hold the Surviving Corporation, its Subsidiaries, their Affiliates and their respective directors, officers and employees harmless against all Losses arising from or relating to any claim or dispute relating to the Gross-Up Agreements and/or the Gross-Up Amount.

               (b) Newco shall have the sole authority to deal with and control any matters, disputes, claims, proceedings or litigations relating to the Gross-Up Agreements and/or the Gross-Up Amount. If Acquiror receives written notice that any Person is asserting a claim or is otherwise disputing the amount of the Gross-Up Amount for which Newco is or may be liable, in whole or in part, under this Agreement, Acquiror shall promptly inform Newco, and Newco, at its sole cost and expense, shall have the sole right to control any resulting actions, proceedings or negotiations, including the sole right to determine whether and when to settle any such claim or dispute, PROVIDED HOWEVER, that the failure by an indemnified party hereunder to so notify Newco shall not affect Newco's obligations except to the extent that Newco is actually prejudiced by such failure and Newco may not settle a claim without the Surviving Corporation's consent if such settlement (i) makes an admission or acknowledgement of liability or culpability with respect to any indemnified party hereunder, (ii) does not include a complete release of such indemnified parties, or (iii) requires any indemnified party hereunder to make any payment or forego or take any action or otherwise materially adversely affect such indemnified party.

               (c) Acquiror shall use commercially reasonable efforts to cooperate with Newco at Newco's expense, in a timely manner in the resolution of any claim or dispute by any Person relating to the Gross-Up Agreements and/or the Gross-Up Amount, including the performance of all rights and non-monetary obligations of the Surviving Corporation under the Gross-Up Agreements and the conduct of any actions or proceedings relating thereto.

               (d) Any amounts owed by Newco to any indemnified party under this Section 6.28 shall be paid within ten days of notice from such indemnified party, PROVIDED, HOWEVER, that if Newco has not paid such amounts and is contesting such amounts in good faith, Newco shall not be required to make payment until it is determined finally, by settlement, by agreement or determination in accordance with the Gross-Up Agreements or by a court, that payment is due.

         6.29. AFFILIATE LETTERS; FCC LETTERS.

               (a) At least thirty (30) days prior to the Closing Date, the Company shall deliver to Acquiror a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the meeting of the Company's stockholders to be held for the purposes of voting on the Transactions, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Acquiror prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit J. The Surviving Corporation shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Acquiror Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock, consistent with the terms of such Affiliate Letters.

               (b) At least five (5) days prior to the Closing, the Company shall deliver to Acquiror a list names and addresses of those Persons who, in the Company's reasonable judgment will own immediately after the Effective Time 5% or more of outstanding Acquiror Common Stock. The Company shall use all reasonable efforts to deliver or cause to be delivered to Acquiror at the Closing, from each of the stockholders identified on the foregoing list (other than institutional holders of such Stock), an FCC Agreement in the form attached hereto as Exhibit E other than those Persons who have executed such FCC Agreement on the date hereof.


                                   ARTICLE VII

                 CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING

         7.01. CLOSING AND CLOSING DATE. As soon as practicable after the satisfaction or waiver of the conditions set forth herein (but no later than five (5) business days thereafter) and immediately prior to the filing of the Certificate of Merger, a closing of the Transactions (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York, or on such other date and at such other location as the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

         7.02. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, NEWCO AND ACQUIROR. The respective obligations of the Company and Newco, on the one hand, to consummate the Transactions and the obligations of the Acquiror, on the other hand, to consummate the Merger are subject to the requirements that:

               (a) The Transactions shall have been approved and adopted by the stockholders of the Company and of Acquiror, as applicable and as contemplated hereby;

               (b) The Transactions contemplated by Article II hereof shall have been consummated in accordance with the terms hereof and in accordance with applicable Law and the Company shall have drawn down in its entirety the New Company Debt;

               (c) Any waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

               (d) Any governmental or regulatory Licenses, notices or temporary or permanent waivers, including FCC Approval, necessary for the performance of the parties' respective obligations pursuant to this Agreement shall have been either filed (in the case of notices) or received and be in effect, PROVIDED that in no event shall the foregoing require the satisfaction of any condition or the taking of any action that could under the terms of the FCC Approval be so satisfied or taken subsequent to the consummation of the Merger. "FCC Approval" means action by the FCC or its staff granting consent to the transfer of control of the material Licenses held by Broadcasting to Acquiror which: (i) has not been reversed, stayed, enjoined, set aside, annulled or suspended; (ii) with respect to which no timely request for a stay, petition for reconsideration or appeal of sua sponte action of the FCC with comparable effect is pending; and (iii) as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired;

               (e) No federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, or regulation, or any permanent injunction or other order (whether temporary, preliminary or permanent), which remains in effect and which has the effect of making any of the Transactions illegal or otherwise prohibiting any of the Transactions, or which questions the validity or the legality of any of the Transactions and which could reasonably be expected to have a Material Adverse Effect on Broadcasting or on Acquiror and its Subsidiaries taken as a whole; and

               (f) The Registration Statement on Form S-4 shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued.

         7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND NEWCO. The obligations of the Company and Newco to effect the Transactions are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

               (a) The representations and warranties of Acquiror contained in this Agreement, the Transaction Agreements to which it is a party or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing Acquiror shall have delivered to the Company and Newco a certificate to that effect;

               (b) Each of the obligations of Acquiror to be performed on or before the Closing Date pursuant to the terms of this Agreement or the Transaction Agreements shall have been duly performed in all material respects on or before the Closing Date, and at the Closing Acquiror shall have delivered to the Company and Newco a certificate to that effect;

               (c) The Acquiror Common Stock shall have been approved for listing on the NYSE or the NASDAQ, as the case may be, subject to official notice of issuance;

               (d) The Newco Common Stock shall have been approved for listing on the NYSE or the NASDAQ, as the case may be, subject to official notice of issuance;

               (e) [reserved.]

               (f) The Company shall have received from the IRS an advance letter ruling as contemplated by Section 6.16 hereof;

               (g) The Company shall have received from its counsel, Fulbright & Jaworski L.L.P. (or another nationally recognized law firm acceptable to the Company), an opinion that, based upon appropriate representations, certificates and letters acceptable to Fulbright & Jaworski L.L.P. (or another nationally recognized law firm acceptable to the Company) dated as of the Closing Date, the Merger constitutes a tax-free reorganization under Section 368(a)(1)(A) of the Code (with appropriate exceptions, assumptions and qualifications); and

               (h) The Company and Newco shall have received all customary closing documents they may reasonably request relating to the existence of Acquiror and the authority of Acquiror to enter into this Agreement, the Transaction Agreements and the Transactions, all in form and substance reasonably satisfactory to the Company and Newco.

         7.04. CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

               (a) The representations and warranties of the Company and Newco contained in this Agreement, the Transaction Agreements to which they are a party or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing the Company and Newco shall have delivered to Acquiror their respective certificates to that effect;

               (b) Each of the obligations of the Company and Newco to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing the Company and Newco shall have delivered to Acquiror their respective certificates to that effect;

               (c) The Company shall have delivered to Acquiror a certificate signed by the Chief Financial Officer of the Company certifying, as of the Closing, as to the number of shares of capital stock of the Company outstanding, indicating the class and series of such shares;

               (d) Acquiror shall have received all customary closing documents it may reasonably request relating to the existence of the Company, Newco, PBC and the Broadcasting Subsidiaries and the authority of the Company and Newco to enter into this Agreement and the Transactions, all in form and substance reasonably satisfactory to Acquiror;

               (e) Acquiror shall have received from its counsel, Rogers & Wells LLP (or another nationally recognized law firm acceptable to Acquiror), an opinion that, based upon appropriate representations, certificates and letters acceptable to Rogers & Wells LLP (or another nationally recognized law firm acceptable to Acquiror) dated as of the Closing Date, the Merger constitutes a tax-free reorganization under Section 368(a)(1)(A) of the Code (with appropriate exceptions, assumptions and qualifications);

               (f) The Company shall have paid in full the Existing Company Debt as of the Closing;

               (g) There shall have been obtained and delivered to Acquiror all necessary approvals and consents to the assignment to Acquiror of the Station Network Affiliation Agreements; and

               (h) Each of the Affiliates referred to in Section 6.29(a) shall have executed and delivered to Acquiror the Affiliate Letter referred to therein.

                                  ARTICLE VIII

                                   TERMINATION

         8.01. TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

               (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Newco and Acquiror;

               (b) by either the Company or Acquiror (i) if, at the stockholders' meetings referred to in Section 6.13 (including any postponement or adjournment thereof), the Merger and the other Transactions that require stockholder approval shall fail to be approved and adopted by the affirmative vote specified herein, or (ii) so long as the terminating party is not then in breach of any of its obligations hereunder, after April 1, 1999 or such other date as the parties shall have mutually agreed (the "Termination Date") if the Merger shall not have been consummated on or before such date;

               (c) by the Company, provided neither it nor Newco is then in breach of any of its material obligations hereunder, if either (i) Acquiror fails to perform, in any material respect, any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty (20) Business Days after written notice by the Company thereof, or (ii) any other condition in Sections 7.02 or 7.03 has not been satisfied and is not capable of being satisfied prior to the Termination Date;

               (d) by the Company, whether or not the conditions set forth in
Section 7.02 have been satisfied, if the Board of Directors of the Company determines, with the advice of outside counsel, in the exercise of its fiduciary duties to approve or recommend a Superior Proposal or to authorize the Company to enter into an agreement with respect to a Superior Proposal;

               (e) by Acquiror, provided it is not then in breach of any of its material obligations hereunder, if either (i) the Company or Newco fails to perform, in any material respect, any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty (20) Business Days after written notice by Acquiror thereof or (ii) any other condition in Section 7.02 or Section 7.04 has not been satisfied and is not capable of being satisfied prior to the Termination Date;

               (f) by the Company as provided in Section 1.02;

               (g) by either the Company or Acquiror if either has received any communication from an HSR Authority (such communication to be confirmed in writing by such HSR Authority to the other party) indicating that an HSR Authority has authorized the institution of litigation challenging any of the Transactions under the

U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the Transactions; or

               (h) by Acquiror if the Board of Directors of the Company shall have withdrawn or modified in any manner materially adverse to Acquiror its approval or recommendation of this Agreement or the Transactions or shall have approved or recommended a Superior Proposal.

         8.02. EFFECT OF TERMINATION. Except as set forth in the following sentence, in the event of the termination of this Agreement and abandonment of the Transactions by any of the parties pursuant to Section 8.01 hereof, prompt written notice thereof shall be given to the other party and this Agreement, except for the provisions of Section 6.06(f)-(j), Section 8.03, Section 9.08 and
Section 9.12 and the provisions of the Confidentiality Agreement, shall forthwith become null and void and have no effect, without any liability or further obligation on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the Merger shall, to the extent practicable, be withdrawn from the agency or Person to which made.

         8.03. FEES AND EXPENSES.

               (a) In order to induce Acquiror to, among other things, enter into this Agreement, the Company agrees as follows: If (1) subsection (c) below does not apply and (2) this Agreement is terminated (A) by the Company pursuant to Sections 8.01(d), (B) by either the Company or Acquiror pursuant to Section 8.01(b)(i) hereof in the event that the Merger, this Agreement and the other Transactions are not approved at the stockholders' meeting of the Company referred to in Section 6.13, or (C) by Acquiror pursuant to Section 8.01(h), then the Company shall pay to Acquiror a fee equal to $50,000,000.

               (b) In order to induce the Company and Newco to, among other things, enter into this Agreement, Acquiror agrees as follows: If this Agreement is terminated by the Company or Acquiror pursuant to Section 8.01(b)(i) hereof, in the event that the Merger, this Agreement and the other Transactions, if any, that require stockholder approval are not approved at the stockholders' meeting of Acquiror referred to in Section 6.13, then Acquiror shall promptly pay to the Company a fee equal to $50,000,000.

               (c) In order to induce the Company and Newco to, among other things, enter into this Agreement, Acquiror agrees promptly to pay to the Company a fee equal to $50,000,000 in the event that the Company is unable to obtain the New Company Debt at the time of any of the following: (i) this Agreement is terminated pursuant to Section 8.01(a); (ii) this Agreement is terminated pursuant to Section 8.01(b)(ii); or (iii) this Agreement is terminated pursuant to Section 8.01(c)(i), in each case for any reason other than (x) the Company's failure to use commercially reasonable efforts to obtain the New Company Debt or (y) a breach of this Agreement by the Company.

               (d) Except in circumstances where the second sentence of Section
8.02 is applicable or as otherwise expressly provided herein each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in carrying out and closing the Transactions (including any title insurance policies, surveys and environmental reports on the Real Property).

               (e) Any amounts payable pursuant to Section 8.03 shall be made in immediately available funds no later than two (2) Business Days after termination of this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall not survive beyond the Closing Date. This
Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing Date.

         9.02. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto and the documents delivered pursuant to this Agreement, together with the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein.

         9.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy (with confirmation of transmission), by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         If to Acquiror or to the Company (after the Merger):

                              Hearst-Argyle Television, Inc.
                              959 Eighth Avenue
                              New York, New York 10106
                              Attention:  Dean H. Blythe
                              Telecopy:   (212) 489-2314
                  with a copy to:

                              Rogers & Wells LLP
                              200 Park Avenue
                              New York, New York 10166
                              Attention: Steven A. Hobbs, Esq.
                              Telecopy: (212) 878-8375

         If to the Company (before the Merger) or Newco:

                              Pulitzer Publishing Company
                              900 North Tucker Boulevard
                              St. Louis, Missouri 63101
                              Attention: Michael E. Pulitzer
                              Telecopy: (314) 340-3125


                  with a copy to:

                              Fulbright & Jaworski L.L.P.
                              666 Fifth Avenue
                              New York, New York 10103
                              Attention: Richard A. Palmer, Esq.
                              Telecopy: (212) 752-5958

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

         9.04. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         9.05. KNOWLEDGE OF THE COMPANY. The phrase "to the knowledge of the Company" and phrases of similar import shall mean the actual knowledge of Michael E. Pulitzer, Ken J. Elkins, Ronald H. Ridgway, Nicholas G. Penniman IV,
C. Wayne Godsey and John Kueneke.

         9.06. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 6.06(f)-(j), 6.25, 6.28 and 9.08 (which are intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons).

         9.07. COUNTERPARTS. This Agreement (and any amendment hereof) may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement (and any amendment hereof) shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         9.08. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

         9.09. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto and any purported assignment in violation hereof shall be null and void.

         9.10. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties. Any amendment to this Agreement after the meetings of the stockholders of the Company and the Acquiror referred to in Section 6.13 may, subject to applicable law, be made without seeking the approval of such stockholders.

         9.11. EXTENSION; WAIVER. All parties hereto affected thereby may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance with any of the covenants, agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         9.12. LEGAL FEES; COSTS. If any party hereto institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to final judgment.

         9.13. DRAFTING. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

         9.14. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York,
(b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waives the right to a trial by jury in any such suit, action or other legal proceeding. Each of the Company and Newco hereby designates and appoints Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 (the "Authorized Agent"), as its agent to accept and acknowledge on its behalf, service of any and all process which may be served in any such suit, action or other proceeding, and agrees that service upon such Authorized Agent shall be deemed in every respect service of process on the Company or Newco (as the case may be) or with respect to Newco its successors or assigns and, to the extent permitted by applicable law, shall be taken and held to be valid personal service, except that such appointment shall end at the Effective Time in the case of the Company. Each of the Company and Newco represent and warrant that the Authorized Agent has agreed to act as such agent for service of process.


                                    ARTICLE X

                                   DEFINITIONS

         10.01. DEFINITIONS. When used in this Agreement, the following terms shall have the meanings indicated.

         "Acquiror" has the meaning set forth in the first paragraph of this Agreement.

         "Acquiror's Actuary" has the meaning set forth in Section 6.11(d).

         "Acquiror Common Stock" means the Series A Common Stock, par value $.01 per share, of Acquiror.

         "Acquiror's Financial Statements" has the meaning set forth in Section 5.07.

         "Acquiror's 10-K" has the meaning set forth in Section 5.07.

         "Acquiror's 10-Q" has the meaning set forth in Section 5.07.

         "Acquiror's SEC Reports" has the meaning set forth in Section 5.06.

         "Acquiror Schedule" has the meaning set forth in Section 6.22(b).

         "Acquiror Voting Agreement" means the voting agreement, dated the date hereof, between Acquiror, the Company and Hearst Corporation.

         "Acquisition Proposal" has the meaning set forth in Section 6.01(a).

         "Affiliate" of any Person means any other Person, directly or indirectly, through one or more intermediary Persons, controlling, controlled by or under common control with such Person.

         "After Tax Basis" has the meaning set forth in Section 6.09(h)(i).

         "Aggregate Consideration" has the meaning set forth in Section 1.02(d).

         "Aggregate Shares Delivered" has the meaning set forth in Section 1.02(d).

         "Agreed Rate" means the annual rate of interest quoted, from time to time, by Citibank, N.A. in New York City as its prime rate of interest for the purpose of determining the interest rates charged by it for United States dollar commercial loans made in the United States.

         "Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this instrument as it from time to time may be amended, including the exhibits and schedules hereto.

         "Audit or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

         "Authorized Agent" has the meaning set forth in Section 9.14.

         "Broadcasting" means, collectively, PBC and the Broadcasting Subsidiaries.

         "Broadcasting Assets" has the meaning set forth in Section 2.02(a).

         "Broadcasting Employee" means any employee or former employee of Broadcasting.

         "Broadcasting Employee Plan" has the meaning set forth in Section 4.10(a).

         "Broadcasting Pension Plan" has the meaning set forth in Section
4.10(b).

         "Broadcasting Subsidiaries" has the meaning set forth in Section
2.02(a).

         "Broadcasting Tax Returns" has the meaning set forth in Section 6.09(h)(ii).

         "Broadcasting Unaudited Financial Statements" has the meaning set forth in Section 4.03.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law, regulation or executive order to be closed.

         "Certificate of Merger" has the meaning set forth in Section 1.03.

         "Certificates" has the meaning set forth in Section 1.04(b).

         "Closing" and "Closing Date" have the meanings set forth in Section
7.01.

         "Closing Agreement" has the meaning set forth in Section 3.11(d).

         "Closing Price" has the meaning set forth in Section 1.02(d).

         "Closing Price Share Number" has the meaning set forth in Section 1.02(d).

         "Code" means Internal Revenue Code of 1986, as amended.

         "Collar Deficiency Number" has the meaning set forth in Section
1.02(d).

         "Collar Price" has the meaning set forth in Section 1.02(d).

         "Common Stock Conversion Number" has the meaning set forth in Section 1.02(d).

         "Communications Act" has the meaning set forth in Section 5.01.

         "Company" has the meaning set forth in the first paragraph of this Agreement.

         "Company Charter Amendment" has the meaning set forth in Section
2.01(a).

         "Company Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

         "Company Common Stock" means the Company's Common Stock, par value $.01 per share.

         "Company Consolidated Income Taxes" has the meaning set forth in
Section 6.09(h)(iv).

         "Company Consolidated Income Tax Returns" has the meaning set forth in
Section 6.09(h)(iii).

         "Company Employee Plan" means any Employee Plan that is or was sponsored or contributed to by the Company, Newco or any of their ERISA Affiliates covering the employees or former employees (or their beneficiaries or dependents) of the Company, Newco or any of their ERISA Affiliates.

         "Company Financial Statements" has the meaning set forth in Section
3.07.

         "Company Group" has the meaning set forth in Section 6.09(h)(v).

         "Company Option Plans" has the meaning set forth in Section 6.12.

         "Company Preferred Stock" has the meaning set forth in Section 3.05(a).

         "Company's SEC Reports" has the meaning set forth in Section 3.06.

         "Company Stock" means, collectively, the Company Common Stock and the Company Class B Common Stock.

         "Company 10-K" has the meaning set forth in Section 3.07.

         "Company 10-Q" has the meaning set forth in Section 3.07.

         "Confidentiality Agreement" has the meaning set forth in Section 6.05.

         "Contract" means any contract, agreement or understanding.

         "Contribution" has the meaning set forth in Section 2.02(a).

         "Contribution Agreement" has the meaning set forth in Section 2.01(b).

         The term "control", with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         "Daily Mean Amount" has the meaning set forth in Section 1.02(d).

         "Deal Expenses" means the sum of (i) all fees and expenses due Goldman Sachs and Huntleigh relating to the Merger and the Transactions; (ii) all out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries with respect to this Agreement, the Merger and the Transactions, including commitment fees payable to the providers of New Company Debt and all fees and expenses due legal counsel, accountants, compensation advisors and other advisors for the Company or any of its Subsidiaries relating to this Agreement, the Merger and the Transactions to the extent not paid or provided for on the Closing Date; (iii) all payments due at Closing (x) in connection with the Transactions or (y) for the benefit of employees of the Company, PBC or the Broadcasting Subsidiaries pursuant to the agreements listed on Schedule 6.11(f)(2) or 6.11(g); and (iv) all amounts payable to cancel all outstanding options under the Company Option Plans immediately before the Closing.

         "DGCL" has the meaning set forth in Section 1.02(e).

         "Dissenting Shares" has the meaning set forth in Section 1.02(e).

         "Dissenting Stockholder" has the meaning set forth in Section 1.02(e).

         "Distribution" has the meaning set forth in Section 2.02(c).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means a Person and/or such Person's Subsidiary or any trade or business (whether or not incorporated) which is under common control with such entity or such entity's Subsidiaries or which is treated as a single employer with such Person or any Subsidiary of such Person under Section 414(b),
(c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

         "Effective Time" has the meaning set forth in Section 1.03.

         "Employee Plan" has the meaning set forth in Section 4.10(a).

         "Employee Stock Purchase Plan" means the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan.

         "Enforceability Exceptions" has the meaning set forth in Section 3.01.

         "Environmental Law" or "Environmental Laws" means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes, (A) the terms and conditions of any License from any governmental entity, and (B) judicial, administrative, or other regulatory decrees, judgments, and orders of any governmental entity. The term "Environmental Laws" shall include, but not be limited to, the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act,
33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act,
42 U.S.C.

Section 6901 et seq., the Superfund Amendments and Reauthorization Act,
42 U.S.C. Section 11011 et seq., the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act,
42 U.S.C. Section 9601 et seq., and any state, county, or local regulations similar thereto.

         "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, Liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental
Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a governmental entity or other Person for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such governmental entity or Person pursuant to common law or statute.

         "Estimated Working Capital Amount" has the meaning set forth in Section 6.22(a).

         "Exchange Act" has the meaning set forth in Section 3.03.

         "Exchange Agent" has the meaning set forth in Section 1.04(a).

         "Existing Company Debt" means the sum as of the Closing Date of (i) aggregate principal amount of debt under the Company's agreements with Prudential referred to in Schedule 3.02, together with all accrued and unpaid interest thereon, outstanding as of Closing Date, (ii) the principal amount of debt under the Company's agreements with the First National Bank of Chicago referred to in Schedule 3.02, together with all accrued and unpaid interest thereon, outstanding as of the Closing Date, and (iii) any other Indebtedness (other than the New Company Debt) of the Company and its Subsidiaries, together with all accrued and unpaid interest thereon outstanding. Existing Company Debt shall include any prepayment penalty or premium required to prepay the Existing Company Debt at Closing.

         "FCC" has the meaning set forth in Section 3.03.

         "FCC Application" means any application filed with the FCC necessary to transfer ownership of Broadcasting's FCC Licenses to Acquiror.

         "Final Order" has the meaning set forth in Section 6.14(e).

         "Final Working Capital Amount" has the meaning set forth in Section 6.22(e).


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




         "FCC" has the meaning set forth in Section 3.03.

         "FCC Approval" has the meaning set forth in Section 7.02(d).

         "Form 8-K" has the meaning set forth in Section 6.21(a).

         "Further Media Interest" has the meaning set forth in Section 6.14(d).

         "GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or as may be generally accepted by the accounting profession of the United States.

         "Goldman Sachs" means Goldman, Sachs & Co.

         "Government Antitrust Entity" has the meaning set forth in Section 6.14(b).

         "Government Communications Entity" has the meaning set forth in
Section 6.14(b).

         "Government Regulatory Entity" has the meaning set forth in Section 6.14(b).

         "Governmental Authority" has the meaning set forth in Section 6.14(a).

         "Gross-Up Agreements" means (i) the Agreement, dated as of May 12, 1986, by and among The Pulitzer Publishing Company, a Missouri corporation, and each of the owners of shares of capital stock of The Pulitzer Publishing Company who was a signatory to such Agreement, (ii) the Agreement, dated as of May 12, 1986, by and among The Pulitzer Publishing Company and each of the owners of shares of capital stock of The Pulitzer Publishing Company who was a signatory to such Agreement, (iii) the Agreement, dated as of September 29, 1986, by and among The Pulitzer Publishing Company and each of the parties thereto; and (iv) the Agreement, dated as of September 29, 1986, by and among The Pulitzer Publishing Company and each of the owners of shares of capital stock of The Pulitzer Publishing Company who was a signatory to such Agreement.

         "Gross-Up Amount" means the amount, if any, due by the Company to any Person with respect to the consummation of the Transactions pursuant to the Gross-Up Agreements.

         "HSR Act" has the meaning set forth in Section 3.03.

         "HSR Authority" means either the Department of Justice or the Federal Trade Commission.

         "Huntleigh" means Huntleigh Securities Corporation.

         "IRS" means the Internal Revenue Service.

         "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

         "Indemnified Party" has the meaning set forth in Section 6.06(h).

         "Indemnifying Party" has the meaning set forth in Section 6.06(h).

         "Indemnitee" has the meaning set forth in Section 6.09(e).

         "Indemnitor" has the meaning set forth in Section 6.09(e).

         "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 6.06(a).

         "Laws" means all applicable statutes, laws, ordinances, rules and regulations (including any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices).

         "Licenses" means approvals, authorizations, consents, rights, certificates, orders, franchises, determinations, permissions, permits, qualifications, registrations, licenses, authorities or grants issued, declared, designated or adopted by any nation or government, any federal, state, municipal or other political subdivision thereof or any department, commission, board, bureau, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions pertaining to government.

         "Liens" means any lien, claim, charge, restriction, pledge, mortgage, security interest or other encumbrance of any nature whatsoever.

         "Losses" means all losses, claims, damages, liabilities or actions, including any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability or action or enforcing any indemnity with respect thereto.

         "Material Adverse Effect" means a material adverse effect on the business, condition (financial or otherwise) or assets of the named entity or the named entities taken as a whole, other than changes or effects resulting from (i) changes attributable to conditions affecting the newspaper, radio and/or television businesses generally, (ii) changes in general economic conditions, (iii) cyclical changes that are consistent with the past operating history of the named entity or entities, or (iv) changes attributable to the announcement or pendency of the Merger and the other Transactions. When the term "Material Adverse Effect" or material is used with respect to more than one act, occurrence, item or circumstance, all such acts, occurrences, items and circumstances shall be considered individually and in the aggregate.

         "Maximum Number" has the meaning set forth in Section 1.02(d).

         "Measurement Period" has the meaning set forth in Section 1.02(d).

         "Merger" has the meaning set forth in Section 1.01.

         "Merger Stock" has the meaning set forth in Section 1.04(a).

         "Multiemployer Plan" means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

         "NASDAQ" means the Nasdaq National Market.

         "NLRB" means the National Labor Relations Board.

         "NYSE" means the New York Stock Exchange, Inc.

         "New Company Debt" has the meaning set forth in Section 2.01(b).

         "Newco" has the meaning set forth in the first paragraph of this Agreement.

         "Newco's Actuary" has the meaning set forth in Section 6.11(d).

         "Newco Charter Amendment" has the meaning set forth in Section 2.01(a).

         "Newco Class B Common Stock" means the Class B Common Stock, $0.01 par value per share, of Newco.

         "Newco Common Shares" has the meaning set forth in Section 3.05(b).

         "Newco Common Stock" means the Common Stock, $0.01 par value per share, of Newco.

         "Newco Preferred Stock" has the meaning set forth in Section 3.05(b).

         "Newspaper Subsidiaries" means the Post-Dispatch division of the Company and all direct and indirect Subsidiaries of the Company, other than Broadcasting, prior to the Contribution.

         "Other Filings" has the meaning set forth in Section 6.06(b).

         "Outstanding Company Stock" has the meaning set forth in Section
1.02(d).

         "PBC" has the meaning set forth in Section 2.02(a).

         "Permitted Exceptions" has the meaning set forth in Section 4.08(b).

         "Person" means any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

         "Post-Closing Tax Period" has the meaning set forth in Section 6.09(h)(vii).

         "Pre-Closing Date" has the meaning set forth in Section 1.02(d).

         "Pre-Closing Tax Period" has the meaning set forth in Section 6.09(h)(vi).

         "Preliminary Joint Proxy Statement/Prospectus" has the meaning set forth in Section 6.06(a).

         "Prudential" means The Prudential Insurance Company of America.

         "Pulitzer Pension Plan" has the meaning set forth in Section 6.11(d).

         "Pulitzer Savings Plan" has the meaning set forth in Section 6.11(c).

         "Pulitzer Voting Agreement" means the voting agreement, dated the date hereof, between the Company and certain holders of Company Stock.

         "Real Property" means all realty owned or leased and used primarily in the business and operations of PBC and the Broadcasting Subsidiaries, including all appurtenances, improvements and fixtures located on such realty, but excluding personal property.

         "Record Date" has the meaning set forth in Section 2.02(c).

         "Retained Assets" has the meaning set forth in the Contribution Agreement.

         "Retained Business" means the assets and liabilities of the Company and its Subsidiaries after giving effect to the Contribution and the Distribution.

         "Retained Liabilities" has the meaning set forth in the Contribution Agreement.

         "Rules and Regulations" has the meaning set forth in Section 5.01.

         "SEC" has the meaning set forth in Section 3.06.

         "SEC Filings" has the meaning set forth in Section 6.06(c).

         "Securities Act" has the meaning set forth in Section 3.03.

         "Spin-Off Tax" has the meaning set forth in Section 6.09(h)(viii).

         "Station Network Affiliation Agreements" has the meaning set forth in
Section 4.07.

         "Stations" means, collectively, KETV-TV, KOAT-TV, KOCT-TV, KOVT-TV, KCCI-TV, WLKY-TV, WGAL-TV, WDSU-TV, WYFF-TV, WXII-TV, WESH-TV, KTAR(AM), KMVP(AM), KKLT(FM), WLKY(AM), and WXII(AM).

         "Subsidiary" as to any Person means (i) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation or (ii) any partnership, association, joint venture or other form of business organization, whether or not it constitutes a legal entity, in which such Person directly or indirectly through its Subsidiaries owns more than 50% of the total equity interests.

         "Superior Proposal" means an Acquisition Proposal that the Board of Directors of the Company determines in the good faith exercise of its business judgment (after consultation with the Company's independent financial advisors) to be more favorable to the Company's stockholders than the Merger.

         "Surviving Corporation" has the meaning set forth in Section 1.01.

         "Tax" has the meaning set forth in Section 6.09(h)(x).

         "Tax Return" has the meaning set forth in Section 6.09(h)(xi).

         "Tax Ruling Request" has the meaning set forth in Section 3.11(d).

         "Temporary Waiver" has the meaning set forth in Section 6.14(d).

         "Termination Date" has the meaning set forth in Section 8.01(b).

         "Termination Intent Notice" has the meaning set forth in Section
1.02(d).

         "Top-up Notice" has the meaning set forth in Section 1.02(d).

         "Top-up Share Number" has the meaning set forth in Section 1.02(d).

         "Transaction Agreement" has the meaning set forth in Section 3.01.

         "Transactions" means (i) the Contribution, (ii) the Distribution, (iii) the Company Charter Amendment, (iv) the Newco Charter Amendment, (v) the borrowing by the Company of the New Company Debt, (vi) and any other transactions contemplated by this Agreement (including the Merger) and the Transaction Agreements.

         "Transfer Agent" means First Chicago Trust Company of New York.

         "Transferee DB Plan" has the meaning set forth in Section 6.11(d).

         "Transferee DC Plan" has the meaning set forth in Section 6.11(c).

         "Transferred Employees" has the meaning set forth in Section 6.11(b).

         "Weighted Average Price" has the meaning set forth in Section 1.02(d).

         "Working Capital Amount" means the difference between (x) the total current assets of the Company and its Subsidiaries and (y) the total current liabilities (other than the New Company Debt, the Existing Company Debt and Deal Expenses) of the Company and its Subsidiaries (in each case calculated in accordance with GAAP immediately prior to the Effective Time and after giving effect to the Contribution, the Distribution and the disposition of cash and cash equivalents contemplated by Section 6.24).

         10.02. INTERPRETATION. Unless the context otherwise requires, the terms defined in Section 10.01 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in this Section 10.01, and those accounting terms used in this Agreement not defined in Section 10.01, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. Except as otherwise expressly provided herein, all terms used in conjunction with description of securities have the meanings given to those terms under the Exchange Act. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate.


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                                      -79-

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                  PULITZER PUBLISHING COMPANY



                                  By:  /s/ Michael E. Pulitzer
                                       ------------------------------
                                       Name:  Michael E. Pulitzer
                                       Title: Chairman of the Board, President
                                              and Chief Executive Officer

                                  PULITZER INC.



                                  By:  /s/ Michael E. Pulitzer
                                       ------------------------------
                                       Name:  Michael E. Pulitzer
                                       Title: Chairman of the Board, President
                                              and Chief Executive Officer


                                  HEARST-ARGYLE TELEVISION, INC.



                                  By:  /s/ Dean H. Blythe
                                       ------------------------------
                                       Name:  Dean H. Blythe
                                       Title: Senior Vice President -
                                              Corporate Development,
                                              Secretary and General Counsel